                                 Exhibit 10.3


          INTERCONNECTION AGREEMENT UNDER SECTIONS 251 AND 252 OF THE
                        TELECOMMUNICATIONS ACT OF 1996

                         Dated as of November 10, 1997


                                by and between


                          NEW YORK TELEPHONE COMPANY

                                      and

                 FOCAL COMMUNICATIONS CORPORATION OF NEW YORK

                               TABLE OF CONTENTS

Section                                                                Page
1.0  DEFINITIONS                                                         1

2.0  INTERPRETATION AND CONSTRUCTION                                     8

3.0  SCOPE                                                               8

4.0  INTERCONNECTION PURSUANT TO SECTION 251(c)(2)                       8
     4.1  Scope                                                          9
     4.2  Physical Architecture                                          9
     4.3  Technical Specifications                                      10
     4.4  Interconnection in Additional LATAs                           10

5.0  TRANSMISSION AND ROUTING OF TELEPHONE EXCHANGE SERVICE
     TRAFFIC PURSUANT TO SECTION 2S1(c)(2)                              11
     5.1  Scope of Traffic                                              11
     5.2  Switching System Hierarchy                                    11
     5.3  Trick Group Architecture and Traffic Routing                  12
     5.4  Signaling                                                     12
     5.5  Grades of Service                                             13
     5.6  Measurement and Billing                                       13
     5.7  Reciprocal Compensation Arrangements  Section 251(b)(5).      14

6.0  TRANSMISSION AND ROUTING OF EXCHANGE ACCESS TRAFFIC
     PURSUANT TO 251(c)(2)                                              15
     6.1  Scope of Traffic                                              15
     6.2  Trunk Group Architecture and Traffic                          15
     6.3  MeetPoint Billing Arrangements                                15

7.0  TRANSPORT AND TERMINATION OF OTHER TYPES OF TRAFFIC                16
     7.1  Information Services Traffic                                  16
     7.2  Tandem Transient Service ("Transit Service")                  20
     7.3  Dedicated Transit Service                                     21
     7.4  911/E911 Arrangements                                         21

8.0  JOINT NETWORK CONFIGURATION AND GROOMING PLAN; AND
     INSTALLATION, MAINTENANCE, TESTING AND REPAIR.                     22
     8.1  Joint Network Configuration and Grooming Plan                 22
     8.2  Installation, Maintenance, Testing and Repair                 22
9.0  UNBUNDLED ACCESS -- SECTION 251(c)(3)                              23
     9.1  Local Link Transmission Types                                 23
     9.2  ADSL and HDSL                                                 24
     9.3  Port Types                                                    24
     9.4  Private Lines, Special Access and Switched Transport          25
     9.5  Limitations on Unbundled Access                               25

     9.6   Availability of Other Network Elements on an Unbundled Basis        26
     9.7   Provisioning of Unbundled Links                                     26
     9.8   Maintenance of Unbundled Network Elements                           28
     9.9   Acknowledgments Related to Unbundled Network Elements               28

10.0 RESALE--SECTIONS 251(c)(4) and 251(b)(1)                                  28
     10.1  Availability of Wholesale Rates for Resale                          28
     10.2  Availability of Retail Rates for Resale                             29
     10.3  Term and Volume Discounts                                           29

11.0 NOTICE OF CHANGES--SECTION 251(c)(5)                                      29

12.0 COLLOCATION--SECTION 251(c)(6)                                            29

13.0 NUMBER PORTABILITY--SECTION 251(b)(2)                                     30
     13.1  Scope                                                               30
     13.2  Procedures for Providing INP Through Remote Call Forwarding         30
     13.3  Procedures for Providing INP Through Route Indexing                 31
     13.4  Procedures for Providing INP Through Full NXX Code Migration        31
     13.5  Other Interim Number Portability Options                            31
     13.6  Receipt of Terminating Compensation on Traffic to INP'ed Numbers    31
     13.7  TrueUp of Monthly INP Costs                                         32

14.0 NUMBER RESOURCES ASSIGNMENTS                                              33

15.0 DIALING PARITY--SECTION 251(b)(3)                                         33

16.0 ACCESS TO RIGHTSOFWAY--SECTION 251(b)(4)                                  33

17.0 DATABASES AND SIGNALING                                                   33

18.0 REFERRAL ANNOUNCEMENT                                                     33

19.0 DIRECTORY SERVICES ARRANGEMENTS                                           34
     19.1  Directory Listings and Directory Distributions                      34
     19.2  Directory Assistance (DA) and Operator Services                     35

20.0 GENERAL RESPONSIBILITIES OF THE PARTIES                                   36

21.0 TERM AND TERMINATION                                                      38

22.0 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES                              39

23.0 CANCELLATION CHARGES                                                      39

24.0 NONSEVERABILITY                                                           39

25.0 INDEMNIFICATION                                                           40

26.0 LIMITATION OF LIABILITY                                                   41

27.0 LIQUIDATED DAMAGES FOR SPECIFIED ACTIVITIES                               41
     27.1  Certain Definitions                                                 41
     27.2  Specified Performance Breach                                        42
     27.3  Liquidated Damages                                                  42
     27.4  Limitations                                                         42
     27.5  Sole Remedy                                                         43
     27.6  Records                                                             43
     27.7  Start Date                                                          43

28.0 REGULATORY APPROVAL                                                       43

29.0 MISCELLANEOUS                                                             44
     29.1  Authorization                                                       44
     29.2  Compliance                                                          44
     29.3  Compliance with the Communications Law Enforcement Act of 1994
           ("CALEA")                                                           44
     29.4  Independent Contractor                                              44
     29.5  Force Majeure                                                       44
     29.6  Confidentiality                                                     45
     29.7  Governing Law                                                       46
     29.8  Taxes                                                               46
     29.9  NonAssignment                                                       46
     29.10 NonWaiver                                                           47
     29.11 Disputed Amounts                                                    47
     29.12 Notices                                                             48
     29.13 Publicity and Use of Trademarks or Service Marks                    48
     29.14 Section 252(i) Obligations                                          48
     29.15 Joint Work Product                                                  49
     29.16 No Third Party Beneficiaries; Disclaimer of Agency                  49
     29.17 No License                                                          49
     29.18 Technology Upgrades                                                 50
     29.19 Survival                                                            50
     29.20 Scope of Agreement                                                  50
     29.21 Entire Agreement                                                    50
     29.22 Power and Authority                                                 50

                         LIST OF SCHEDULES AND EXHIBIT

Schedule 1.0     Certain Terms as Defined in the Act

Schedule 4.0     Network Interconnection Schedule

Schedule 8.2     BA Intervals for Installation

Schedule 27.0    BA Performance Criteria for Liquidated Damages

Schedule 27.4.1  FOCAL Service Quality Criteria for Liquidated Damages

Schedule 27.3    Liquidated Damages Schedule


                                    Exhibit


EXHIBIT A  Network Element Bona Fide Request

          INTERCONNECTION AGREEMENT UNDER SECTIONS 251 AND 252 OF THE
                         TELECOMMUNICATIONS ACT OF 1996

     This Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 ("Agreement"), is effective as of the 10th day of November, 1997 (the "Effective Date"), by and between Focal Communications Corporation of New York ("FOCAL") with offices North LaSalle Street, Chicago, Suite 820, Illinois 60601 and New York Telephone Company d/b/a BA ("BA" or "NYT"), a New York corporation with offices at 1095 Avenue of the Americas, New York NY 10036.

     WHEREAS, the Parties want to interconnect their networks at mutually agreed upon points of interconnection to provide Telephone Exchange Services (as defined below) and Exchange Access (as deemed below) to their respective Customers.

     WHEREAS, the Parties are entering into this Agreement to set forth the respective obligations of the Parties and the terms and conditions under which the Parties will interconnect their networks and provide other services as required by the Act (as defined below) and additional services as set forth herein.

     NOW, THEREFORE, in consideration of the mutual provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FOCAL and BA hereby agree as follows:

1.0  DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings specified below in this Section 1.0. For convenience of reference only, the definitions of certain terms that are As Defined in the Act (as defined below) are set forth on Schedule 1.0. Schedule 1.0 sets forth the definitions of such terms as of the date specified on such Schedule and neither Schedule 1.0 nor any revision, amendment or supplement thereof intended to reflect any revised or subsequent interpretation of any term that is set forth in the Act is intended to be a part of or to affect the meaning or interpretation of this Agreement.

     1.1 "Act" means the Communications Act of 1934 (47 U.S.C. 153(R)), as amended by the Telecommunications Act of 1996, and as from time to time interpreted in the duly authorized rules and regulations of the FCC or a Commission within its state of jurisdiction.

     1.2 "ADSL" or "Asymmetrical Digital Subscriber Line" means a transmission technology which transmits an asymmetrical digital signal using one of a variety of line codes as specified in ANSI standards T1.413-1995-007R2.

     1.3  "Affiliate" is As Defined in the Act.

     1.4 "Agreement for Switched Access Meet Point Billing" means the Agreement for Switched Access Meet Point Billing between the Parties.

     1.5 "As Defined in the Act" means as specifically defined by the Act and as from time to time interpreted in the duly authorized rules and regulations of the FCC or the Commission.

     1.6 "As Described in the Act" means as described in or required by the Act and as from time to time interpreted in the duly authorized rules and regulations of the FCC or the Commission.

     1.7 "Automatic Number Identification" or "ANI" means a Feature Group D signaling parameter which refers to the number transmitted through a network identifying the billing number of the calling Party.

     1.8 "Busy Line Verification/Busy Line Verification Interrupt Traffic" or "BLV/BLVI Traffic" means an operator service call in which the caller inquires as to the busy status of or requests an interruption of a call on another Customer's Telephone Exchange Service line.

     1.9 "Calling Party Number" or "CPN" is a Common Channel Interoffice Signaling ("CCIS") parameter which refers to the number transmitted through a network identifying the calling Party.

     1.10 "Central Office Switch" or "Tandems" means a switch used to provide Telecommunications Services, including, but not limited to:

          (a) "End Office Switches" which are used to terminate Customer station Links for the purpose of interconnection to each other and to trunks; and

          (b) "Tandem Office Switches" which are used to connect and switch trunk circuits between and among other Central Office Switches.

     A Central Office Switch may also be employed as a combination End Office/Tandem Office Switch.

     1.11 "CCS" means one hundred (100) call seconds.

     1.12 "CLASS Features" means certain CCIS-based features available to Customers including, but not limited to: Automatic Call Back; Call Trace; Caller Identification; Call Return and future CCIS-based offerings.

     1.13 "Collocation" means an arrangement whereby one Party's (the "Collocating Party") facilities are terminated in its equipment necessary for Interconnection or for access to Network Elements on an unbundled basis which has been installed and maintained at the premises of a second Party (the "Housing Party"). For purposes of Collocation, the "premises" of a Housing Party is limited to the occupied structure or portion thereof in which such Housing Party has the exclusive right of occupancy. Collocation will be "physical," unless physical collocation is not practical for technical reasons or because of space/limitations, in which case virtual collocation will be provided, subject to PSC approval. In "Physical Collocation," the Collocating Party installs and maintains its own equipment in the Housing Party's premises.

     1.14 "Commission" or "PSC" means the New York State Public Service Commission.

     1.15 "Common Channel Interoffice Signaling" or "CCIS" means the signaling system, developed for use between switching systems with stored-program control, in which all of the signaling information for one or more groups of trunks is transmitted over a dedicated high-speed data link rather than on a per-trunk basis and, unless otherwise agreed by the Parties, the CCIS used by the Parties shall be SS7.

     1.16 "Cross Connection" means a connection provided pursuant to Collocation at the Digital Signal Cross Connect, Main Distribution Frame or other suitable frame or panel between (i) the Collocating Party's equipment and (ii) the equipment or facilities of the Housing Party.

     1.17 "Customer" means a third-Party residence or business that subscribes to Telecommunications Services provided by either of the Parties.

     1.18 "Dialing Parity" is As Defined in the Act. As used in this Agreement, Dialing Parity refers to both Local Dialing Parity and Toll Dialing Parity. "Local Dialing Parity" means the ability of Telephone Exchange Service Customers of one LEC to select a provider and make local calls without dialing extra digits. "Toll Dialing Parity" means the ability of Telephone Exchange Service Customers of a LEC to place toll calls (inter or intraLata) which are routed to a toll carrier (intraLATA or interLATA) of their selection without dialing access codes or additional digits and with no unreasonable dialing delay.

     1.19 "Digital Signal Level" means one of several transmission rates in the time-division multiplex hierarchy.

     1.20 "Digital Signal Level 0" or "DS0" means the 64 Kbps zero-level signal in the time-division multiplex hierarchy.

     1.21 "Digital Signal Level 1" or "DS1" means the 1.544 Mbps first-level signal in the time-division multiplex hierarchy. In the time-division multiplexing hierarchy of the telephone network, DS 1 is the initial level of multiplexing.

     1.22 "Digital Signal Level 3" or "DS3" means the 44.736 Mbps third-level in the time-division multiplex hierarchy. In the time-division multiplexing hierarchy of the telephone network, DS3 is defined as the third level of multiplexing.

     1.23 "Direct Customer Access Service" or "DCAS" is an electronic interface system provided by BA to facilitate the ordering, provisioning and maintenance of various interconnection arrangements.

     1.24 "Exchange Message Record" or "EMR" means the standard used for exchange of Telecommunications message information among Telecommunications providers for billable, non-billable, sample, settlement and study data. EMR format is contained in Bellcore Practice BR-010-200-010 CRIS Exchange Message Record.

     1.25 "Exchange Access" is As Defined in the Act.

     1.26 "FCC" means the Federal Communications Commission.

     1.27 "Fiber-Meet" means an Interconnection architecture method whereby the Parties physically Interconnect their networks via an optical fiber interface (as opposed to an electrical interface) at a mutually agreed upon location.

     1.28 "HDSL" or "High-Bit Rate Digital Subscriber Line" means a transmission technology which transmits up to a DS 1-level signal, using any one of the following line codes: 2 Binary / 1 Quartenary ("2B 1 Q"), Carrierless AM/PM, Discrete Multitone ("DMT"), or 3 Binary / 1 Octel ("3BO").

     1.29 "Information Service Traffic" means Local Traffic or IntraLATA Toll Traffic which originates on a Telephone Exchange Service line and which is addressed to an information service provided over a Party's information services platform (e.g., 976).

     1.30 "Integrated Digital Loop Carrier" means a subscriber loop carrier system which integrates within the switch, at a DS1 level, twenty-four (24) local Link transmission paths combined into a 1.544 Mbps digital signal.

     1.31 "Interconnection" is As Described in the Act and refers to the connection of a network, equipment, or facilities, of one carrier with the network, equipment, or facilities of another for the purpose of transmission and routing of Telephone Exchange Service traffic and Exchange Access traffic.

     1.32 "Interexchange Carrier" or "IXC" means a carrier that provides, directly or indirectly, interLATA or intraLATA Telephone Toll Services.

     1.33 "Interim Telecommunications Number Portability" or "INP" is As Described in the Act.

     1.34 "InterLATA Service" is As Defined in the Act.

     1.35 "Integrated Services Digital Network" or "ISDN" means a switched network service that provides end-to-end digital connectivity for the simultaneous transmission of voice and data. Basic Rate Interface-ISDN (BRI-
ISDN) provides for a digital transmission of two 64 Kbps bearer channels and one 16 Kbps data channel (2B+D).

     1.36 "Local Access and Transport Area" or "LATA" is As Defined in the Act.

     1.37 "Local Exchange Carrier" or "LEC" is As Defined in the Act.

     1.38 "Local Link Transmission" or "Link" means the entire transmission path which extends from the network interface/demarcation point at a Customer's premises to the Main Distribution Frame or other designated frame or panel in a Party's Wire Center which serves the Customer. Links are defined by the electrical interface rather than the type of facility used.

     1.39 "Losses" means any and all losses, costs (including court costs), claims, damages (including fines, penalties, and criminal or civil judgments and settlements), injuries, liabilities and expenses (including attorneys' fees).

     1.40 "Main Distribution Frame" or "MDF" means the distribution frame of the Party providing the Link used to interconnect cable pairs and line and trunk equipment terminals on a switching system.

     1.41 "Meet-Point Billing" means the process whereby each Party bills the appropriate tariffed rate for its portion of a jointly provided Switched Exchange Access Service as agreed to in the Agreement for Switched Access Meet Point Billing.

     1.42 "Network Element" is As Defined in the Act.

     1.43 "Network Element Bona Fide Request" means the process described on Exhibit A that prescribes the terms and conditions relating to a Party's request that the other Party provide a Network Element not otherwise provided by the terms of this Agreement.

     1.44 "North American Numbering Plan" or "NANP" means the numbering plan used in the United States, Canada, Bermuda, Puerto Rico and certain Caribbean Islands. The NANP format is a 1 0-digit number that consists of a 3-digit NPA code (commonly referred to as the area code), followed by a 3-digit NXX code and 4-digit line number.

     1.45 "Number Portability" is As Defined in the Act.

     1.46 "NXX" means the three-digit code which appears as the first three digits of a seven digit telephone number.

     1.47 "Party" means either BA or FOCAL and Parties means BA and FOCAL.

     1.48 "Port" means a termination on a Central Office Switch that permits Customers to send or receive Telecommunications over the public switched network, but does not include switch features or switching functionality.

     1.49 "POT Bay" or "Point of Termination Bay" means the intermediate distributing frame system which serves as the point of demarcation for collocated interconnection. 1.49

     1.50 "Rate Center" means the specific geographic point which has been designated by a given LEC as being associated with a particular NPA-NXX code which has been assigned to the LEC for its provision of Telephone Exchange Service. The Rate Center is the finite geographic point identified by a specific V&H coordinate, which is used by that LEC to measure, for billing purposes, distance sensitive transmission services associated with the specific Rate Center. Rate Centers will be identical for each Party until such time as FOCAL is permitted by an appropriate regulatory body or elects to create its own Rate Centers within an area.

     1.51 "Reciprocal Compensation" is As Described in the Act, and refers to the payment arrangements that recover costs incurred for the transport and termination of Telecommunications originating on one Party's network and terminating on the other Party's network.

     1.52 "Reciprocal Compensation Call" or "Reciprocal Compensation Traffic" a Telephone Exchange Service Call completed between the Parties, which qualifies for Reciprocal Compensation pursuant to the terms of this Agreement and prevailing Commission rules that may exist.

     1.53 "Route Indexing" means the provision of Interim Number Portability through the use of direct trunks provisioned between end offices of BA and FOCAL over which inbound traffic to a ported number will be routed.

     1.54 "Routing Point" means a location which a LEC has designated on its own network as the homing (routing) point for inbound traffic to one or more of its NPA-NXX codes. The Routing Point is also used to calculate mileage measurements for the distance-sensitive transport element charges of Switched Exchange Access Services. Pursuant to Bell Communications Research, Inc. ("Bellcore") Practice BR 795-100-100 (the "Bellcore Practice"), the Routing Point (referred to as the "Rating Point" in such Bellcore Practice) may be an End Office Switch location. or a "LEC Consortium Point of Interconnection." Pursuant to such Bellcore Practice, each "LEC Consortium Point of Interconnection" shall be designated by a common language identifier ("CLLI") code with (x) KD in positions 9, 10, 11, where (x) may be any alphanumeric A-Z or 0-9. The Routing Point must be located within the LATA in which the corresponding NPA-NXX is located. However, Routing Points associated with each NPA-NXX need not be the same as the corresponding Rate Center, nor must there be a unique and separate Routing Point corresponding to each unique and separate Rate Center; provided only that the Routing Point associated with a given NPA-NXX must be located in the same LATA as the Rate Center associated with the NPA-NXX.

     1.55 "Service Control Point" or "SCP" means a component of the signaling network that acts as a database to provide information to another component of the signaling network

(i.e., Service Switching Point or another SCP) for processing or routing certain types of network calls. A query/response mechanism is typically used in communicating with an SCP.

     1.56 "Signaling Transfer Point" or "STP" means a component of the signaling network that performs message routing functions and provides information for the routing of messages between signaling network components. An STP transmits, receives and processes CCIS messages.

     1.57 "Single Bill/Multiple Tariff" shall mean that one bill is rendered to the IXC from all LECs who are jointly providing access service. A single bill consists of all rate elements applicable to access services billed on one statement of charges under one billing account number using each Party's appropriate access tariffs. The bill could be rendered by or on behalf of, either of the Parties.

     1.58 "Strapping" means the act of installing a permanent connection between a point of termination bay and a collocated interconnector's physical collocation node.

     1.59 "Switched Exchange Access Service" means the offering of transmission or switching services to Telecommunications Carriers for the purpose of the origination or termination of Telephone Toll Service. Switched Exchange Access Services include: Feature Group A, Feature Group B. Feature Group D, 800/888 access, and 900 access and their successors or similar Switched Exchange Access services.

     1.60 "Synchronous Optical Network" or "SONET" means an optical interface standard that allows inter-networking of transmission products from multiple vendors. The base transmission rate is 51.84 Mbps (OC-1/STS-1) and higher rates are direct multiples of the base rate.

     1.61 "Technically Feasible Point" is As Described in the Act.

     1.62 "Telecommunications" is As Defined in the Act. J

     1.63 "Telecommunications Act" means the Telecommunications Act of 1996 and any rules and regulations promulgated thereunder.

     1.64 "Telecommunications Carrier" is As Defined in the Act.

     1.65 "Telecommunications Service" is As Defined in the Act.

     1.66 "Telephone Exchange Service" is As Defined in the Act.

     1.67 "Telephone Exchange Service Call" or "Telephone Exchange Service Traffic" means a call completed between two Telephone Exchange Service Customers of the Parties located in the same LATA, originated on one Party's network and terminated on the other

Party's network where such call was not carried by a third Party as either a presubscribed call (1+) or a casual dialed (10X=) or (101XX) call. Telephone Exchange Service Traffic is transported over Traffic Exchange Trunks.

     1.68 "Telephone Toll Service" is As Defined in the Act.

     1.69 "Wire Center" means an occupied structure or portion thereof in which a Party has the exclusive right of occupancy and which serves as a Routing Point for Switched Exchange Access Service.

2.0  INTERPRETATION AND CONSTRUCTION

     2.1 All references to Sections, Exhibits and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The headings of the Sections and the terms defined in Schedule 1.0 are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement. Unless the context shall otherwise require, any reference to any agreement, other instrument (including BA or other third Party offerings, guides or practices), statute, regulation, rule or tariff is to such agreement, instrument, statute, regulation, convenience of reference only and are not intended to be a part of or to affect the meaning or rule or tariff as amended and supplemented from time to time (and, in the case of a statute, regulation, rule or tariff, to any successor provision).

     2.2 The Parties recognize that FOCAL has elected to adopt in this Agreement the terms and conditions of the Interconnection Agreement between KMC Telecom and New York Telephone Company approved by the Commission on September 23, 1997 ("KMC Agreement") pursuant to section 252(i) of the Act. The Parties agree that if any term or condition of the KMC Agreement is subsequently amended, upon the written request of either Party, the Parties shall take all steps to immediately effect the same amendment to this Agreement.

3.0  SCOPE

     This Agreement sets forth the terms and conditions under which FOCAL and BA will interconnect their respective networks to enable FOCAL to provide telecommunications services consistent with the rights and obligations set forth in Section 251 of the Act

4.0  INTERCONNECTION PURSUANT TO SECTION 251(c)(2)

     Subject to the terms and conditions of this Agreement, Interconnection of the Parties' facilities and equipment pursuant to Section 4.0 for the transmission and routing of Telephone Exchange Service traffic and Exchange Access traffic shall be established on or before the corresponding "Interconnection Activation Date" shown for each such LATA within the State of New York on Schedule 4.0. Schedule 4.0 may be revised and supplemented from time to time upon the mutual agreement of the Parties to reflect the Interconnection in additional LATAs in New York State pursuant to Section 4.4 by attaching one or more supplementary schedules to such schedule. Interconnection in the LATA shall be accomplished through either (i) a Fiber Meet as provided in Section 4.2, (ii) Collocation as provided in Section 12.0, (iii) any other Interconnection method provided by applicable tariff, law, rule or regulation, or (iv) any other Interconnection method to which the Parties may agree.

     4.1  Scope

     Section 4.0 describes the physical architecture for Interconnection of the Parties' facilities and equipment for the transmission and routing of local traffic and IntraLATA toll traffic pursuant to Section 251(c)(2) of the Act. Sections 5.0 and 6.0 prescribe the specific logical trunk groups (and traffic routing parameters) which will be configured over the physical connections described in this Section 4.0 related to the transmission and routing of local traffic and Exchange Access traffic, respectively. Other trunk groups, as described in this Agreement, may be configured using this architecture.

     4.2  Physical Architecture

     In each LATA identified on Schedule 4.0, FOCAL and BA shall configure existing network interconnection arrangements under a joint network configuration and grooming plan ("Joint Grooming Plan" as defined in Section 8.1). Both Parties will endeavor to provision a diverse, reliable network that incorporates the most practicable technologies.

          4.2.1 Network architecture under the Joint Grooming Plan shall be established under the following minimum criteria:

          (a) The Parties shall establish physical interconnection points at the locations designated on Schedule 4.0. Points on the FOCAL network from which FOCAL will provide transport and termination of traffic are designated as the FOCAL Interconnection Points ("F-IP"). Points on the BA network from which BA will provide transport and termination of traffic are designated as the BA Interconnection Points ("BA-IP"). Additional interconnection points may be established by mutual agreement of both parties at any technically feasible points consistent with Act.

          (b) Each Party will provide owned or leased facilities to deliver traffic originated on its respective networks to the designated interconnection points of the other Party's network. The Party terminating the traffic will be responsible for all transport and termination of calls beyond the designated interconnection point.

          4.2.2 The Parties may implement one of the following configurations as part of the Joint Grooming Plan, unless an alternative plan is mutually agreed to by both parties.

          (a) a jointly maintained SONET network, in which each Party is responsible for the procurement, installation, and maintenance of mutually agreed-upon Optical Line Terminating Multiplexer ("OLTM") equipment at its respective premises. Additionally, each Party will be responsible for the installation and maintenance of one-half of a fiber optic ring;

          (b) interconnection of networks at an optical level via a Fiber Meet or other comparable means.

          4.2.3 The Parties agree to allow interim alternatives to the architecture described in Section 4.2, utilizing electrical hand-offs, provided the Parties mutually develop and agree on a plan to fully transition to an arrangement reflective of Section 4.2 within one hundred and eighty (180) days following the Interconnection Activation Date listed in Schedule 4.0.

     4.3  Technical Specifications

          4.3.1 FOCAL and BA shall work cooperatively to install and maintain a reliable network. FOCAL and BA shall exchange appropriate information (e.g., maintenance contact numbers, network information, information required to comply with law enforcement and other security agencies of the Government and such other information as the Parties shall mutually agree) to achieve this desired reliability.

          4.3.2 FOCAL and BA shall work cooperatively to apply sound network management principles by invoking network management controls to alleviate or to prevent congestion.

          4.3.3 The publication "Bellcore Technical Publication GR-342-CORE; High Capacity Digital Special Access Service, Transmission Parameter Limits and Interface Combinations" describes the practices, procedures, specifications and interfaces generally utilized by BA and is referenced herein to assist the Parties in meeting their respective Interconnection responsibilities related to Electrical/Optical Interfaces.

     4.4  Interconnection in Additional LATAs

          4.4.1 If FOCAL determines to offer Telephone Exchange Services in any other LATA in which BA also offers Telephone Exchange Services in New York State, FOCAL shall provide written notice to BA of the need to establish Interconnection in such LATA pursuant to this Agreement.

          4.4.2 The notice provided in Section 4.5.1 shall include (i) the initial Routing Point FOCAL has designated in the new LATA; (ii) FOCAL's requested Interconnection Activation Date; and (iii) a non-binding forecast of FOCAL's bunking requirements.

          4.4.3 Unless otherwise agreed by the Parties, the Parties shall designate the Wire Center FOCAL has identified as its initial Routing Point in the LATA as the F-IP in that LATA and shall designate the BA Tandem Office Wire Center within the LATA nearest to the F-IP (as measured in airline miles utilizing the V&H coordinates method) as the BA-IP in that LATA.

          4.4.4 Unless otherwise agreed by the Parties, the Interconnection Activation Date in each new LATA shall be the earlier of (i) the date mutually agreed by the Parties and (ii) the date that is one-hundred and fifty (150) days after the date on which FOCAL delivered notice to BA pursuant to Section 4.4.1. Within ten (10) business days of BA's receipt of FOCAL's notice, BA and FOCAL shall confirm the BA-IP, the F-IP and the Interconnection Activation Date for the new LATA by attaching a supplementary schedule to Schedule 4.0.

5.0  TRANSMISSION AND ROUTING OF TELEPHONE EXCHANGE SERVICE TRAFFIC PURSUANT TO
     SECTION 2S1(c)(2)

     5.1  Scope of Traffic

     Section 5.0 prescribes parameters for trunk groups (the "Traffic Exchange Trunks") to be effected over the Interconnections specified in Section 4.0 for the transmission and routing of Telephone Exchange Service Traffic between the Parties' respective Telephone Exchange Service Customers.

     5.2  Switching System Hierarchy

          5.2.1 For purposes of this Section 5.0, each of the following Central Office Switches shall be designated as a "Primary Switch":

          (a)  Each Access Tandem BA operates in the LATA;

          (b) The initial switch FOCAL employs to provide Telephone Exchange Service in the LATA;
          (c) Any Access Tandem FOCAL may establish for provision of Exchange Access in the LATA;

          (d) Any additional switch FOCAL may subsequently employ to provide Telephone Exchange Service in the LATA which FOCAL may at its sole option designate as a Primary Switch; provided that the total number of FOCAL Primary Switches for a LATA may not exceed the total number of BA Primary Switches for that LATA. To the extent FOCAL chooses to designate any additional switch as a Primary Switch, it shall provide notice to BA of such designation at least ninety (90) days in advance of the date on which FOCAL activates such switch as a Primary Switch; and

          (e) Any additional tandem switch BA may subsequently employ to provide access and/or sector traffic capacity within a LATA. Traffic destined to sub-tending Secondary Switches routed via such a tandem(s) would be determined by network requirements and notice made available to all LECs at least one hundred and eighty
               (180) days prior to service introduction.

          5.2.2 Each Central Office operated by the Parties which is not designated as a Primary Switch pursuant to Section 5.2.1 shall be designated as a "Secondary Switch".

          5.2.3 For purposes of FOCAL routing traffic to BA, sub-tending arrangements between BA Primary Switches and BA Secondary Switches shall be the same as the Access Tandem/End Office sub-tending arrangements which BA maintains for those switches. For purposes of BA routing traffic to FOCAL, subtending arrangements between FOCAL Primary Switches and FOCAL Secondary Switches shall be the same as the Access Tandem/End Office sub-tending arrangements which FOCAL maintains for those switches.

     5.3  Trick Group Architecture and Traffic Routing

     The Parties shall jointly engineer and configure Traffic Exchange Trunks over the physical Interconnection arrangements for the transport and termination of Telephone Exchange Service Traffic as follows:

          5.3.1 The Parties shall each initially configure a separate two-way trunk group as direct transmission path between each FOCAL Primary Switch and each BA Primary Switch.

          5.3.2 Notwithstanding anything to the contrary in this Section 5.0, if the individual trunk group volumes between any two Central Office Switches (whether Primary Primary, Primary-Secondary, or Secondary-Secondary) consistently exceed the blocking parameters established in the Joint Grooming Plan, the Parties will augment such trunk groups so as to achieve established service objectives. Such augmentation shall be consistent with established network design methods using modular trunk engineering techniques where practical.

          5.3.3 BA and FOCAL will allow each other to route their intrastate and interstate switched access service traffic over the Traffic Exchange Trunk Groups, pursuant to the rates, terms and conditions specified in each Party's effective intrastate and interstate access tariffs or at generally available and prevailing rates, terms and conditions.

     5.4  Signaling

          5.4.1 Where available, CCIS signaling shall be used by the Parties to set up calls between the Parties' Telephone Exchange Service networks. If CCIS signaling is unavailable, ME (Multi-Frequency) signaling shall be used by the Parties. Each Party shall charge the other Party equal and reciprocal rates for CCIS signaling in accordance with applicable tariffs. During the term of this Agreement neither Party shall charge the other Party additional usage-sensitive rates for SS7 queries (TCAP and ISUP) made for Local Traffic.

     5.4.2 The publication "Bellcore Special Report SR-TSV-002275, BOC Notes on the LEC Networks - Signaling" describes the practices, procedures and specifications generally utilized by BA for signaling purposes and is referenced herein to assist the Parties in meeting their respective Interconnection responsibilities related to signaling.

     5.4.3 The Parties will cooperate on the exchange of Transactional Capabilities Application Part (TCAP) messages to facilitate interoperability of CCIS-based features between their respective networks, including all CLASS features and functions, to the extent each Party offers such features and functions to its Customers. All CCIS signaling parameters will be provided including, calling Party number (CPN), originating line information (OLI), calling Party category and charge number.

     5.4.4 Each Party shall provide trunk groups where available that are configured utilizing the B8ZS ESF protocol for 64 Kbps clear channel transmission to allow for ISDN -interoperability between the Parties' respective networks.

     5.5  Grades of Service

     The Parties shall engineer and shall jointly monitor and enhance all trunk groups consistent with the Joint Grooming Plan.

     5.6  Measurement and Billing

          5.6.1 For billing purposes, each Party shall pass Calling Party Number (CPN) information on each call carried Trunks; provided that so long as the percentage of calls passed with CPN is greater than ninety percent (90%), all calls exchanged without CPN information shall be billed as either Local Traffic or IntraLATA Toll Traffic in direct proportion to the minutes of use of calls exchanged with CPN information.

          5.6.2 Measurement of billing minutes (except for originating 800/888 calls) shall be in actual conversation seconds. Measurement of billing minutes for originating 800/888 calls shall be in accordance with applicable tariffs.

          5.6.3 Where CPN is not available in a LATA for greater than 10% of the traffic, the Party sending the traffic shall provide factors to determine the jurisdiction, as well as local vs. toll distinction, of the traffic. Such factors shall be supported by call record details that will be made available for review upon request. Where parties are passing CPN but the receiving Party is not properly receiving or recording the information, the Parties shall cooperatively work to correctly identify the traffic, and establish a mutually agreeable mechanism that will prevent improperly rated traffic.. Notwithstanding this, if any improperly rated traffic occurs, the Parties agree to reconcile it.

     5.7  Reciprocal Compensation Arrangements -- Section 251(b)(5).

     5.7.1 Reciprocal Compensation only applies to the transport and termination of Reciprocal Compensation Traffic by BA or FOCAL which a Telephone Exchange Service Customer originates on BA's or FOCAL's network for termination on the other Party's network except as provided in Section 5.7.6 below.

     5.7.2 The Parties shall compensate each other for transport and termination of Reciprocal Compensation Traffic in an equal and symmetrical manner at the rate provided in the -[Pricing Schedule. This rate is to be applied at the F-IP for traffic delivered by BA, and at the BA-IP for traffic delivered by FOCAL. No additional charges, including port or transport charges, shall apply for the termination of Reciprocal Compensation Traffic delivered to the F-IP or the BA-IP. When Reciprocal Compensation Traffic is terminated over the same trunks as intraLATA or interLATA toll, any port or transport or other applicable access charges related to the toll traffic shall be prorated to be applied only to the such other toll traffic.

     5.7.3 The Reciprocal Compensation arrangements set forth in this Agreement are not applicable to Switched Exchange Access Service or to any other intraLATA calls originated on a third Party carrier's network on a 1+ presubscribed basis or a casual dialed (10X or 101XX=) basis. All Switched Exchange Access Service and all IntraLATA Toll Traffic shall continue to be governed by the terms and conditions of the applicable federal and state tariffs.

     5.7.4 The rates for termination of Reciprocal Compensation Traffic are set forth in Pricing Schedule which is incorporated by reference herein.

     5.7.5 Compensation for transport and termination of all traffic which is subject to performance of INP by one Party for the other Party pursuant to
Section 13.0 shall be as specified in Section 13.6.

     5.7.6 When either Party delivers seven (7) or ten (10) digit translated intraLATA 800/888 service to the other Party for termination, the originating Party shall provide the terminating Party with billing records in industry standard format (EMR) if required by the terminating Party. The originating Party may bill the terminating Party for the delivery of the traffic at local Reciprocal Compensation rates. The terminating Party may not bill the originating Party Reciprocal Compensation under this Agreement. The Party that is providing the 800/888 service shall pay the database inquiry charge per the Pricing Schedule to the Party that performed the database inquiry.

6.0  TRANSMISSION AND ROUTING OF EXCHANGE ACCESS TRAFFIC PURSUANT TO 251(c)(2)

     6.1  Scope of Traffic

     Section 6.0 prescribes parameters for certain trunk groups ("Access Toll Connecting Trunks") to be established over the Interconnections specified in
Section 4.0 for the transmission and routing of Exchange Access traffic between FOCAL's Telephone Exchange Service Customers and Interexchange Carriers ("IXCs").

     6.2  Trunk Group Architecture and Traffic

          6.2.1 The Parties shall jointly establish Access Toll Connecting Trunks by which they will jointly provide tandem-transported Switched Exchange Access Services to Interexchange Carriers to enable such Interexchange Carriers to originate and terminate traffic from/to FOCAL 's Customers.

          6.2.2 Access Toll Connecting Trunks shall be used solely for the transmission and routing of Exchange Access to allow FOCAL's Customers to connect to or be connected to the Interexchange trunks of any Interexchange Carrier which is connected to an BA Access Tandem.

          6.2.3 The Access Toll Connecting Trunks shall be two-way trunks connecting an End Office Switch FOCAL utilizes to provide Telephone Exchange Service and Switched Exchange Access in a given LATA to an Access Tandem Switch BA utilizes to provide Exchange Access in such LATA.

          6.2.4 The Parties shall jointly determine which BA Access Tandem(s) will be sub-tended by each FOCAL End Office Switch. FOCAL end office switch shall subtend the BA Access Tandem that would have served the same rate center on BA's network. Alternative configurations will be discussed as part of the Joint Grooming Plan.

          6.3  Meet-Point Billing Arrangements

          6.3.1 Meet-Point Billing arrangements between the Parties for jointly-provided Switched Exchange Access Services on Access Toll Connecting Trunks will be governed by the terms and conditions of a mutually agreeable arrangement which the Parties will work to develop.

          6.3.2 With respect to the Meet Point Billing arrangements, until and unless changed by the FCC on a going forward basis, FOCAL shall retain 100% of the Residual Interconnection Charge in instances in which FOCAL provides the end office switching as of the date this agreement is signed.

7.0  TRANSPORT AND TERMINATION OF OTHER TYPES OF TRAFFIC

     7.1  Information Services Traffic

          7.1.1  Bundled IP Billing Arrangement:

               7.1.1.1  Routing and Provisioning

     Each Party shall route Information Service Traffic originates on its own network to the appropriate information services platform(s) connected to the other Party's network. Where the FOCAL uses its own network facilities, the FOCAL will establish a direct trunk group to the BA information services tandem switch. This trunk group will be utilized to allow the FOCAL to route Information Service Traffic originated on its network to BA. Where BA routing plans permit a combination of POTS and IP traffic on such direct trunk groups, the FOCAL may route a combination of POTS and IP traffic without establishing a separate direct trunk group exclusively for IP data. However, where BA requires direct trunks dedicated to IP traffic, the FOCAL must establish direct, dedicated bunking for its IP traffic. Such determinations will be at the sole discretion of BA, on a par with its established routing requirements in each LATA, and are subject to change.

Where the FOCAL utilizes the BA network through the purchase of unbundled network elements, Information Service Traffic may be routed over BA information service trunks on a shared basis.

          7.1.1.2  Information Mass Announcement Services

          a) For Information Mass Announcement Service, the Party ('Originating Party') on whose network the Information Services Traffic originated shall bill and collect such Information Provider charges and remit an amount equal to such charges to the Party ('Terminating Party') to whose information platform the Information Service Traffic terminated less the Information Service Billing and Collection fee set forth in the Pricing Schedule. The Terminating Party may bill the Originating Party for such charges. The Originating Party shall pay the Terminating party in full regardless of uncollectible items. This shall apply whether the originating party uses its own network or utilizes the other party's network through the purchase of unbundled network elements.

          b) Upon request, the Party (Originating Party) on whose network the Information Service Traffic originated shall provide via electronic file transfer or magnetic tape or other means as available all recorded call detail information to the Party (Terminating Party) to whose information platform the Information Service Traffic terminated, at the standard price for record transmission. This data shall be in unrated EMR format per OBF/Bellcore standard.

          7.1.1.3 Variable Rated Information Services

          a) The Party (Originating Party) on whose network the Information Service Traffic originated shall provide via electronic file transfer or magnetic tape or other means as available all recorded call detail information to the Party (Terminating Party) to whose information platform the Information Service Traffic terminated, at the standard price for record transmission. This data shall be in unrated EMR format per OBF/Bellcore standard. This shall apply whether the originating party uses its own network or utilizes the other party's network through the purchase of unbundled network elements.

          b) The Terminating Party shall provide to the Originating Party via electronic file transfer or magnetic tape or other means as available all necessary information to bill the Information Service Traffic to the Originating Party's Customers pursuant to the Terminating Party's agreements with each Information Provider, at the standard price for record transmission.
Information shall be provided in as timely a fashion as practical in order to facilitate record review and reflect actual prices set by the individual Information Providers. This data will consist of the EMR records previously delivered by the Originating Party, returned to the Originating Party in rated format where possible, or with appropriate indicators populated on error messages. No Billing and Collection fees will be applied to error messages. No taxes will be calculated or paid on the Originating Party's traffic.

          c) The Originating Party shall bill and collect such Information Provider charges and remit the amounts collected to the Terminating Party less:

               (1) The Information Services Billing and Collection fees set forth on the Pricing Schedule;and

               (2) Customer adjustments provided by the Originating Party. Adjustments are made for subscriber-priced traffic only.

          d) The Terminating Party shall calculate these charges and bill them to the Originating Party for remittance.

          e) The Originating Party shall provide to the Terminating Party sufficient information regarding uncollectibles and customer adjustments. The Terminating Party shall pass through the adjustments to the Information Provider. However, if the Information Provider disputes such adjustments and refuses to accept such adjustments, the Originating Party shall reimburse the Terminating Party for all such disputed adjustments. Final resolution regarding all disputed adjustments shall be solely between the Originating Party and the Information Provider.

          7.1.1.4  Blocking

          Nothing in this Agreement shall restrict either Party from offering to its Exchange Service Customers the ability to block the completion of Information Service Traffic, whether Information Mass Announcement Services or Variable Rated Information Services.

          7.1.1.5  Billing and Usage Specifications

          The Parties shall adopt an Information Provider Usage and Billing Specification Agreement prior to implementation of this billing arrangement. With the mutual consent of both Parties, the Information Provider Usage and Billing Specification Agreement may be modified in the future.

          7.1.2  Unbundled IP Billing Arrangement:

          7.1.2.1  Routing and Provisioning

          Each Party shall route Information Service Traffic which originates on its own network to the appropriate information services platform(s) connected to the other Party's network. Where the FOCAL uses its own network facilities, the FOCAL will establish a direct trunk group to the BA information services tandem switch. This trunk group will be utilized to allow the FOCAL to route Information Service Traffic originated on its network to BA. Where BA routing plans permit a combination of POTS and IP traffic on such direct trunk groups, the FOCAL may route a combination of POTS and IP traffic without establishing a separate direct trunk group exclusively for IP data. However, where BA requires direct trunks dedicated to IP traffic, FOCAL must establish direct, dedicated bunking for its IP traffic.. Such determinations will be at the sole discretion of BA, on a par with its established routing requirements in each LATA, and are subject to change.

Where the FOCAL utilizes the BA network through the purchase of unbundled network elements, Information Service Traffic may be routed over BA information service trunks on a shared basis.

          7.1.2.2  Information Mass Announcement Services

          a) For Information Mass Announcement Service, the Party ('Originating Party') on whose network the Information Services Traffic originated shall bill and collect such Information Provider charges and remit an amount equal to such charges to the Party ('Terminating Party') to whose information platform the Information Service Traffic terminated less the Information Service Billing and Collection fee set forth in the Pricing Schedule. The Terminating Party may bill the Originating Party for such charges. The Originating Party shall pay the Terminating party in full regardless of uncollectible items. This shall apply whether the originating party uses its own network or utilizes the other party's network through the purchase of unbundled network elements.

          b) Upon request, the Party (Originating Party) on whose network the Information Service Traffic originated shall provide via electronic file transfer or magnetic tape or other means as available all recorded call detail information to the Party (Terminating Party) to whose information platform the Information Service Traffic terminated, at the standard price for record transmission. This data shall be in unrated EMR format per OBF/Bellcore standard.

          7.1.2.3  Variable Rated Information Services

          a) The Terminating Party shall charge the originating Party $.03 per minute of use for transport and switching. These charges shall be calculated by the Terminating Company and billed to the Originating Company. These charges shall apply whether the Originating Party uses its own network or utilizes the other party's network through the purchase of unbundled network elements. End user customer adjustments shall not apply to these charges.

          b) Upon request from the Originating Party, the Terminating Party shall make available its Rating Service at a charge of $.03 per message plus a $15,000 non-recurring charge. Under Rating Service, the Originating Party shall provide to the Terminating Party via electronic file transfer or magnetic tape or other means as available recorded call detail information in unrated EMR format per OBF/Bellcore standard; the Terminating Party shall rate such calls placed by the Originating Party's Customers and terminating to Information Provider services contracted with the Terminating Party, according to the rates established by such Information Providers. The Terminating Party shall then return the call records to the Originating Party, in rated format where possible, or with appropriate indicators populated on error messages. The Rating Service fee will be applied to all messages. In addition to the charges for Rating Service, standard charges will be made by the Terminating Party for the transmission and delivery of such records and files. The Terminating Party will not bill and collect for such rated calls. The Terminating Party will not calculate or pay taxes for such rated calls.

          c) Alternatively, at the originating Party's option, it may purchase a rating table from the Terminating Party at the rate set forth in the Pricing Schedule.

          d) The Originating Party is responsible for all payments due the Information Providers to whose programs that Party's Customer places calls, and other obligations and relationships with such Information Providers.

          e) Resolution regarding all customer adjustments shall be solely between the Originating Party and the Information Provider.

          7.1.2.4  Blocking

          Nothing in this Agreement shall restrict either Party from offering to its Exchange Service Customers the ability to block the completion of Information Service Traffic, whether Information Mass Announcement Services or Variable Rated Information Services.

          7.1.2.5  Billing and Usage Specifications

          The Parties shall adopt an Information Provider Usage and Billing Specification Agreement prior to implementation of this billing arrangement. With the mutual consent of both Parties, the Information Provider Usage and Billing Specification Agreement may be modified in the future.

     7.2  Tandem Transient Service ("Transit Service")

          7.2.1 "Transit Service" means the delivery of certain traffic between FOCAL and a LEC by BA over the Telephone Exchange Service Tanks. The following traffic types will be delivered: (i) Local Traffic or IntraLATA Toll originated from FOCAL to such LEC and (ii) Local or IntraLATA Toll Traffic originated from such LEC and terminated to FOCAL where BA carries such traffic pursuant to the Commission's primary toll carrier plan or other similar plan.

          7.2.2 Subject to Section 7.2.4, the Parties shall compensate each other for Transit Service as follows:

          (a) FOCAL shall pay BA for Local Traffic originates over the Transit Service at the rate specified in Pricing Schedule plus any additional charges or costs such terminating LEC imposes or levies on BA for the delivery or termination of such traffic, including any switched access charges; and

          (b) BA shall pay FOCAL for Local, InterLATA, or IntraLATA Toll Traffic terminated to FOCAL from such LEC at the appropriate reciprocal compensation rates described in Section 5.7, InterLATA access rates, or (where BA delivers such traffic pursuant to the Commission's primary toll carrier plan or other similar plan) at FOCAL's applicable switched access rates or local termination rate, whichever is appropriate.

          7.2.3 While the Parties agree that it is the responsibility of FOCAL to enter into arrangements to deliver Local Traffic to LECs, they acknowledge that such arrangements are not currently in place and an interim arrangement is necessary to ensure traffic completion. Accordingly, until the earlier of (i) the date on which FOCAL has entered into an arrangement with such LEC to deliver Local Traffic to FOCAL or (ii) one-hundred and eighty (180) days after the Interconnection Activation Date, BA will deliver and FOCAL will terminate Local Traffic originated from such LEC without charge to one another.

          7.2.4 BA expects that all networks involved in Transit traffic will deliver each call to each involved network with CCIS and the appropriate Transactional Capabilities Application Part ("TCAP") message to facilitate full interoperability of those services supported by BA as noted in section 1.12 and billing functions. In all cases, FOCAL is responsible to follow the Exchange Message Record ("EMR") standard and exchange records with both BA and the terminating LEC to facilitate the billing process to the originating network.

          7.2.5 For purposes of this Section 7.2, BA agrees that it shall make available to FOCAL, at FOCAL's sole option, any transiting arrangement BA offers to another LEC at the same rates, terms and conditions provided to such other LEC.

     7.3  Dedicated Transit Service

          7.3.1 "Dedicated Transit Service" provides for the dedicated connection between a FOCAL collocation arrangement established pursuant to applicable tariffs and/or license agreements at a BA premises and a collocation arrangement of a third Party carrier that maintains a collocation arrangement at the same premises. Dedicated Transit Service shall be provided using a cross-connection (dedicated connection) using suitable BA-provided cable or transmission facilities or any other mutually agreed upon arrangement.

          7.3.2 The carrier that requests the Dedicated Transit Service shall be the customer of record for both ends of the service in terms of ordering, provisioning, maintenance, and billing. Alternative arrangements may be utilized if agreed upon by all three parties.

     7.4  911/E911 Arrangements

          7.4.1 FOCAL will interconnect to the BA 91 l/E911 selective router/911 tandems which serve the areas in which FOCAL provides exchange services, for the provision of 911/E911 services and for access to all sub-tending Public Safety Answering Points ("PSAPs"). BA will provide FOCAL with the appropriate CLLI codes and specifications of the tandem serving area.

          7.4.2 Path and route diverse interconnections for 911/E911 shall be made at the F-IP, the BA-IP, or other points as necessary and mutually agreed.

          7.4.3 BA will provide FOCAL with an electronic interface through which FOCAL shall input and provide a daily update of 911/E911 database information related to appropriate FOCAL customers. BA will provide as permitted by the PSC, FOCAL with the Master Street Address Guide (MSAG) so that FOCAL can ensure the accuracy of the data transfer. Additionally, BA shall assist FOCAL in identifying the appropriate person in each municipality for the purpose of obtaining the ten-digit Subscriber number of each PSAP.

          7.4.4 BA and FOCAL will use their best efforts to facilitate the prompt, robust, reliable and efficient interconnection of FOCAL systems to the 91 1/E911 platforms.

          7.4.5 BA and FOCAL will work cooperatively to arrange meetings with PSAPs to answer any technical questions the PSAPs, or county or municipal coordinators may have regarding the 91 l/E911 arrangements.

          7.4.6 FOCAL will compensate BA for connections to its 911/E911 pursuant to the Pricing Schedule.

          7.4.7 FOCAL will comply with all applicable rules and regulations pertaining to the provision of 91 1/E911 services in the state of New York.

8.0 JOINT NETWORK CONFIGURATION AND GROOMING PLAN; AND INSTALLATION, MAINTENANCE, TESTING AND REPAIR.

     8.1 Joint Network Configuration and Grooming Plan. On or before January 1, 1998, FOCAL and BA shall jointly develop a grooming plan (the "Joint Grooming Plan") which shall define and detail, inter alia,

     (a) agreement on Physical Architecture consistent with the guidelines defined in Section 4.0;

     (b) standards to ensure that Interconnection trunk groups experience a grade of service, availability and quality which is comparable to that achieved on interoffice trunks within BA's network and in accord with all appropriate relevant industry-accepted quality, reliability and availability standards;

     (c) the respective duties and responsibilities of the Parties with respect to the administration and maintenance of the trunk groups, including but not limited to standards and procedures for notification and discoveries of trunk disconnects,

     (d)  disaster recovery provision escalations; and

     (e)  such other makers as the Parties may agree.

The initial mutual interconnection is not dependent upon completion of the Grooming Plan.

     8.2 Installation, Maintenance, Testing and Repair. BA's standard intervals as defined in BA's New York Tariff P.S.C. No. 914 will be utilized in connection with the establishment of all interconnection bunking arrangements between the Parties. FOCAL shall meet the same intervals for comparable installations, maintenance, joint testing, and repair of its facilities and services associated with or used in conjunction with Interconnection. If either Park is unable to meet the intervals specified herein, that Party shall notify the other and will negotiate additional intervals in good faith.

     8.3 The Parties will carefully review the Network Reliability Council's recommendations and, as part of the Joint Grooming Plan, implement such recommendations where technically and economically feasible pursuant to the NYPSC Order in Case 96-C-0917, released December 2, 1996.

9.0  UNBUNDLED ACCESS -- SECTION 251(c)(3)

     9.1  Local Link Transmission Types

     Subject to Section 9.5, BA shall allow FOCAL to access the following Link types (in addition to those Links available under applicable tariffs) unbundled from local switching and local transport in accordance with the terms and conditions set forth in this Section 9.

          9.1.1 "2-Wire Analog Voice Grade Links" or "Analog 2W" which support analog transmission of 300-3000 Hz, repeat link start, link reverse battery, or ground start seizure and disconnect in one direction (toward the End Office Switch), and repeat ringing in the other direction (toward the Customer). Analog 2W include Links sufficient for the provision of PBX trunks, pay telephone lines and electronic key system lines.

          9.1.2 "4-Wire Analog Voice Grade Links" or "Analog 4W" which support transmission of voice grade signals using separate transmit and receive paths and terminate in a 4-wire electrical interface.

          9.1.3 "2-Wire ISDN Digital Grade Links" or "BRI ISDN" (Premium Link) which support digital transmission of two 64 Kbps bearer channels and one 16 Kbps data channel. BRI ISDN is a 2B+D Basic Rate Interface-Integrated Services Digital Network (BRI-ISDN) Link which will meet national ISDN standards and conform to ANSI T1.601-1992 & T1E1.4 90-004R3.

          9.1.4 DS-1 Digital Grade Link provides a channel which provides 1.544 Mbps digital transmission path between a Customer premises and a BA central office, and is capable of operating in a full duplex, time division (digital) multiplexing mode. A DS-1 Digital Grade Link provides transmission capacity equivalent to 24 voice grade channels with associated signaling, twenty-four 56 Kbps digital channels when in band signaling is provided or twenty-four 64 Kbps channels with the selection of the Clear Channel signaling option.

          9.1.1 Extended Link service is a channel which enables FOCAL when its is physically collocated in a given BA central office to access unbundled links served from another BA central office.. Extended Link service is a designed service (similar to special access and private line services) which requires detailed engineering to assure that the service provided conforms to specific transmission performance standards unique to the specific service, e.g., voice grade DS0, DS1 and DS3.

          9.1.6 Links will be offered on the terms and conditions specified herein and on such other terms in applicable tariffs that are not inconsistent with the terms and conditions set forth herein. BA shall make Links available to FOCAL at the rates specified in the Pricing Schedule, as amended from time to time, or as subsequently determined by the PSC.

     9.2  ADSL and HDSL

          9.2.1 The Parties acknowledge that ADSL is not currently deployed for use in the BA network. If the issues surrounding deployment of ADSL in BA's network are satisfactorily resolved and ADSL is deployed, BA shall allow FOCAL to access ADSL links unbundled from local switching and local transport in accordance with the terms and conditions set forth in this Section 9.

          9.2.2 "2-Wire ADSL-Compatible Link" or "ADSL 2W" is a transmission path which facilitates the transmission of up to a 6 Mbps digital signal downstream (toward the Customer) and up to a 640 kpbs digital signal upstream (away from the Customer) while simultaneously carrying an analog voice signal. An ADSL-2W is provided over a 2-Wire non loaded twisted copper pair provisioned using revised resistance design guidelines and meeting ANSI Standard T1.413-1995-007R2. An ADSL-2W terminates in a 2-wire electrical interface at the Customer premises and at the BA Central Office frame. ADSL technology can only be deployed over Links which extend less than 18 Kft. from BA's Central Office.. ADSL compatible Links are only available where existing copper facilities can meet the ANSI T1.413-1995-007R2 specifications.

          9.2.3 "2-Wire HDSL-Compatible Link" or "HDSL 2W" is a transmission path which facilitates the transmission of a 768 Kbps digital signal over a 2-Wire non-loaded twisted copper pair meeting the specifications in ANSI T1E1 Committee Technical Report Number 28 / T1E1.4/92-002R3. HDSL compatible Links are available only where existing copper facilities can meet the T1E1 Technical Report Number 28 specifications.

          9.2.4 "4-Wire HDSL-Compatible Link" or "HDSL 4W" is a transmission path which facilitates the transmission of a 1.544 Mbps digital signal over two 2-Wire non-loaded twisted copper pairs meeting the specifications in ANSI T1E1 Committee Technical Report Number 28. HDSL compatible Links are available only where existing copper facilities can meet the specifications.

          9.2.5 HDSL and ADSL compatible links will be offered on the terms and conditions specified herein and on such other terms in applicable tariffs that are not inconsistent with the terms and conditions set forth herein. BA shall make Links available to FOCAL at the rates specified by the Commission, as amended from time to time, subject to the provisions of Section 9.9.

     9.3  Port Types

     BA shall make available to FOCAL unbundled Ports in accordance with the terms and conditions of and at the rates specified in applicable tariffs.

     9.4  Private Lines, Special Access and Switched Transport

     BA shall provide unbundled private lines, special access and switched transport local transport from the trunk side of its switches in accordance with the terms and conditions of and at the rates specified in applicable tariffs.

     9.5  Limitations on Unbundled Access

          9.5.1 Unless otherwise allowed by the FCC or PSC, FOCAL may not cross connect a BA-provided Link to a BA- provided Port but instead shall purchase a network access line under applicable tariffs.

          9.5.2 BA shall only be required to provide Links and Ports where such Links and Ports are available.

          9.5.3 FOCAL shall access BA's unbundled Network Elements specifically identified in this Agreement via Collocation in accordance with Section 12 at the BA Wire Center where those elements exist and each Link or Port shall be delivered to FOCAL's Collocation node by means of a Cross Connection or strapping which in the case of Links, is included in the rates set forth in the Pricing Schedule or via such other alternative arrangement(s) as the Parties may mutually agree, or FCC rules, the Act or PSC rules may otherwise require.

          9.5.4 BA shall provide FOCAL access to its unbundled Links at each of BA's Wire Centers. In addition, if FOCAL requests one or more Links serviced by Integrated Digital Link Carrier or Remote Switching technology deployed as a Link concentrator, BA shall, where available, move the requested Link(s) to a spare, existing physical Link at no charge to FOCAL. If, however, no spare physical Link is available, BA shall within three (3) Business days of FOCAL's request notify FOCAL of the lack of available facilities. FOCAL may then at its discretion make a Network Element Bona Fide Request to BA to provide the unbundled Link through the demultiplexing of the integrated digitized Link(s). FOCAL may also make a Network Element Bona Fide Request for access to unbundled Links at the Link concentration site point. Notwithstanding anything to the contrary in this Agreement, the provisioning intervals set forth in Section 9.7 and the Performance Interval Dates and Performance Criteria set forth in Section
27.0 shall not apply to unbundled Links provided under this Section 9.5.4.

          9.5.5 If FOCAL orders a Link type and the distance requested on such Link -exceeds the transmission characteristics as referenced in the corresponding Technical Reference specified below, distance extensions may be required and additional rates and charges shall apply as set forth on the Pricing Schedule. Parties agree that full technical solutions may not be available for HDSL and ADSL for these arrangements at the signing of this agreement, but will make a good faith effort to implement such solutions.

     Link Type              Technical Reference/Limitation
     Electronic Key Line    2.5 miles
     ISDN                   Bellcore TA-NWT-000393
     HDSL 2W                T1 E 1 Technical Report Number 28
     HDSL 4W                T1 E 1 Technical Report Number 28
     ADSL 2W                ANSI T1.413-1995 Specification

     9.6  Availability of Other Network Elements on an Unbundled Basis

          9.6.1 BA shall, upon request of FOCAL, at any technically feasible point provide to FOCAL access to its Network Elements on an unbundled basis for the provision of FOCAL's Telecommunications Service. Any request by FOCAL for access to an BA Network Element that is not already available shall be treated as a Network Element Bona Fide Request. FOCAL shall provide BA access to its Network Elements as mutually agreed by the Parties or as required by the Act, Commission or FCC.

          9.6.2 A Network Element obtained by one Party from the other Party under this Section 9.6 may be used in combination with the facilities of the requesting Party only to provide a Telecommunications Service, including obtaining billing and collection, transmission, and routing of the Telecommunications Service.

          9.6.3 Notwithstanding anything to the contrary in this Section 9.6, a Party shall not be required to provide a proprietary Network Element to the other Party under this Section 9.6 except as required by the Act, Commission or FCC.

     9.7  Provisioning of Unbundled Links

     The following coordination procedures shall apply for new unbundled Links and the conversions of "live" Telephone Exchange Services to unbundled Links (herein after referred to as "hot cuts"):

          9.7.1 FOCAL shall request unbundled Links from BA by delivering to BA a valid electronic transmittal Service Order using the BA electronic ordering platform (as cooperatively designed and implemented to meet the minimum requirements for information exchange needed to order and provision services to certified local exchange carriers and enhanced to support industry standards as developed for interconnection services) or another mutually agreed upon system. Within two (2) business days of BA's receipt of a Service Order, BA shall provide FOCAL the firm order commitment ("FOC") date according to the applicable Performance Interval Dates set forth in Schedule 27.0 by which the Link(s) covered by such Service Order will be installed.

          9.7.2 BA agrees to accept from FOCAL at the time the service request is submitted for scheduled conversion of hot cut unbundled link orders, a desired date and time (the

"Scheduled Conversion Time") in the "A.M." (12:01A.M. to 12:00 noon) or "P.M." (12:01 P.M. to 12:00 midnight) (as applicable, the "Conversion Window") for the hot cut.

          9.7.3 BA shall test for FOCAL dial tone at the POT bay by testing through the tie cable provisioned between the BA main distributing frame and the FOCAL expanded interconnection node forty-eight (48) hours prior to the Scheduled Conversion Time.

          9.7.4 Not less than one hour prior to the Scheduled Conversion Time, either Party may contact the other Party and unilaterally designate a new Scheduled Conversion Time (the "New Conversion Time"). If the New Conversion Time is within the Conversion Window, no charges shall be assessed on or waived by either Party. If, however, the New Conversion Time is outside of the Conversion Window, the Party requesting such New Conversion Time shall be subject to the following:

          If BA requests the New Conversion Time, the applicable Line Connection Charge shall be waived; and

          If FOCAL requests the New Conversion Time, FOCAL shall be assessed a Line Connection Charge in addition to the Line Connection Charge that will be incurred for the New Conversion Time.

          9.7.5 Except as otherwise agreed by the Parties for a specific conversion, the Parties agree that the time interval expected from disconnection of BA's "live" Telephone Exchange Service to the connection of an unbundled Network Element at the FOCAL Collocation node's POT bay will be accomplished within a window of time of sixty (60) minutes or less. If a conversion interval exceeds sixty (60) minutes and such delay is caused solely by BA (and not by a contributing Delaying Event (as defined in Section 26.4)), BA shall waive the applicable tariffed Line Connection Charge for such element. If FOCAL has ordered INP with the installation of a Link, BA will coordinate the implementation of INP with the Link conversion during with the above stated intervals at no additional charge.

          9.7.6 If FOCAL requests or approves a BA technician to perform services in excess of or not otherwise contemplated by the Line Connection Service charge BA may charge FOCAL for any additional and reasonable labor charges to perform such services.

          9.7.7  If as the result of end user actions, (e.g.  Customer not ready
CAR), BA cannot complete requested work activity when technician has been dispatched to the site FOCAL will be assessed a non-recurring charge associated with this visit. This charge will be the sum of the Service Order Charge and Premises Visit Charge as specified in the NYPSC Tariffs Nos. 900/914.

     9.8  Maintenance of Unbundled Network Elements

     If (i) FOCAL reports to BA a Customer trouble, (ii) FOCAL requests a dispatch, (iii) BA dispatches a technician, and (iv) such trouble was not caused by BA's facilities or equipment in whole or in part, then FOCAL shall pay BA a trip charge of $60.00 and $29.15 per quarter hour for time associated with said dispatch beyond the first 1/2 hour. In addition this charge also applies when the end user contact as designated by FOCAL is not available at the appointed time. FOCAL accepts responsibility for initial trouble isolation and providing BA with appropriate dispatch information based on their test results. If as the result of FOCAL instructions, BA is erroneously requested to dispatch within a BA Central Office or to a POT Bay ("dispatch in"), a charge of $100.00 per occurrence will be assessed to FOCAL by BA. BA agrees to respond to FOCAL trouble reports on a non-discriminatory basis consistent with the manner in which it provides service to its own retail customers or to any other similarly initiated Telecommunications Carrier.

     9.9  Acknowledgments Related to Unbundled Network Elements

          9.9.1 FOCAL acknowledges that BA's provision of unbundled links provides it with local loop transmission from the central office to the customer's premises, unbundled from local switching or other services

          9.9.2 FOCAL acknowledges that BA's provision of unbundled switched transport provides it with local transport from the trunk side of a wireline local exchange carrier switch unbundled from switching or other services.

          9.9.3 FOCAL acknowledges that BA's provision of unbundled line-side ports and unbundled trunk-side ports provides them local switching unbundled from transport, local loop transmission and other services.

          9.9.4 FOCAL acknowledges that the Network Element Bona Fide Request Process established pursuant to this Agreement satisfies the requirements of the Act to provide unbundled network elements.

10.0 RESALE--SECTIONS 251(c)(4) and 251(b)(1)

     10.1 Availability of Wholesale Rates for Resale

     BA shall offer to FOCAL for resale at wholesale rates its local exchange telecommunications services, as described in Section 251 (c)(4) of the Act, pursuant to the rates, terms and conditions of BA's NYPSC No. 915 tariff, as may be amended from time to time.

     10.2 Availability of Retail Rates for Resale

     Each Party shall make available its Telecommunications Services for resale at retail rates to the other Party in accordance with Section 251(b)(1) of the Act in accordance with each Party's applicable approved tariffs.

     10.3 Term and Volume Discounts

     Upon request, BA agrees to offer term and volume discount for resold initial services.

11.0 NOTICE OF CHANGES -- SECTION 251(c)(5)

     If a Party makes a change in its network which it believes will materially affect the inter-operability of its network with the other Party, the Party making the change shall provide at least ninety (90) days advance written notice of such change to the other Party. In addition, the Parties will comply with the Network Disclosure rules adopted by the FCC in CC Docket No. 86-79 as may be amended from time to time.

12.0 COLLOCATION -- SECTION 251(c)(6)

     12.1 BA shall provide to FOCAL Physical Collocation for its transport facilities and equipment pursuant to the terms and conditions of BA's applicable tariffs on file with the appropriate regulatory agency and License Agreements as necessary for Interconnection (pursuant to Section 4.0) or for access to unbundled Network Elements (pursuant to Section 9.0). BA may provide for Virtual Collocation if BA demonstrates to the Commission that Physical Collocation is not practical for technical reasons or because of space limitations, as provided in Section 25 l(c)(6) of the Act. Upon request by FOCAL and to the extent technically feasible and as space permits, BA shall provide Collocation at additional locations for placement of such equipment and alternative physical Collocation arrangements.

     12.2 Although not required to do so by Section 251(c)(6) of the Act, by this Agreement, FOCAL agrees to provide to BA upon BA's Network Element Bona Fide Request, Collocation of equipment for purposes of Interconnection (pursuant to Section 4.0) on a non-discriminatory basis and at comparable rates, terms and conditions as FOCAL may provide to other common carriers. FOCAL shall provide such Collocation subject to applicable tariffs or contracts.

     12.3 The Collocating Party shall provide its own or third-Party leased transport facilities and terminate those transport facilities in equipment located in its Physical Collocation space at the Housing Party's premises as described in applicable tariffs or contracts and purchase Cross Connection to services or facilities as described in applicable tariffs or contracts.

13.0 NUMBER PORTABILITY--SECTION 251(b)(2)

     13.1 Scope

          13.1.1 The Parties shall provide Number Portability on a reciprocal basis to each other to the extent-technically feasible, and in accordance with rules and regulations as from time to time prescribed by the FCC and/or the Commission.

          13.1.2 Until Number Portability is implemented by the industry pursuant to regulations issued by the FCC or the Commission, the Parties agree to provide Interim Telecommunications Number Portability ("INP") to each other through remote call forwarding, route indexing, and full Now code migration at the prices listed in the Pricing Schedule.

          13.1.3 Once Number Portability is implemented pursuant to FCC or Commission regulation, either Party may withdraw, at any time and at its sole discretion, its INP offerings, subject to advance notice to the other Party and coordination to allow the seamless and transparent conversion of INP Customer numbers to Number Portability. Upon implementation of Number Portability pursuant to FCC regulation, both Parties agree to conform and provide such Number Portability.

     13.2 Procedures for Providing INP Through Remote Call Forwarding

     FOCAL and BA will provide INP through Remote Call Forwarding as follows:

          13.2.1 A Customer of one Party ("Party A") elects to become a Customer of the other Party ("Party B"). The Customer elects to utilize the original telephone number(s) corresponding to the Exchange Service(s) it previously received from Party A, in conjunction with the Exchange Service(s) it will now receive from Party B. Upon receipt of confirmation of a signed letter of agency ("LOA") from the Customer (and an associated service order) assigning the number to Party B. Party A will implement an arrangement whereby all calls to the original telephone number(s) will be forwarded to a new telephone number(s) designated by Party B. It is Party B's responsibility to maintain a file of all LOAs and Party A may request, upon reasonable notice, a copy of the LOA. Party A will route the forwarded traffic to Party B over the appropriate Telephone Exchange Service Trunks as if the call had originated on Party A's network.

          13.2.2 Party B will become the customer of record for the original Party A telephone numbers subject to the INP arrangements. Party A shall use its reasonable efforts to consolidate into as few billing statements as possible for all collect, calling card, and 3rd-number billed calls associated with those numbers, with sub-account detail by retained number. At Party B's sole discretion, such billing statement shall be delivered to Party B in an agreed-upon format via either electronic file transfer, daily magnetic tape, or monthly magnetic tape.

          13.2.3 Party A will update its Line Information Database ("LIDB") listings for retained numbers, and restrict or cancel calling cards associated with those forwarded numbers as directed by Party B.

          13.2.4 Within two (2) business days of receiving notification from the Customer, Party B shall notify Party A of the Customer's termination of service with Party B. and shall further notify Party A as to that Customer's instructions regarding its telephone number(s). Party --A will reinstate service to that Customer, cancel the INP arrangements for that Customer's telephone number(s), or redirect the INP arrangement to another INP-participating-LEC pursuant to the Customer's instructions at that time.

     13.3 Procedures for Providing INP Through Route Indexing

     Upon mutual agreement, BA will deploy a Route Index arrangement which combines direct trunks, provisioned between BA's and FOCAL's end offices, with trunk side routing translations and full functionality for those CLASS services deployed in the specific BA switch. Under this arrangement, inbound calls to a ported number will be pointed at a route index that sends the call to a dedicated trunk group, built as a direct final, for the sole purpose of facilitating completion of calls to a ported number. BA will coordinate with FOCAL to provide this solution in a mutually agreeable and administratively manageable manner (e.g. NXX level) so as to minimize switch resource utilization for both Parties.

     13.4 Procedures for Providing INP Through Full NXX Code Migration

     Where either Party has activated an entire NXX for a single Customer, or activated a substantial portion of an NXX for a single Customer with the remaining numbers in that Now either reserved for future use or otherwise unused, if such Customer chooses to receive service from the other Party, the first Party shall cooperate with the second Party to have the entire NXX reassigned in the LERG (and associated industry databases, routing tables, etc.) to an End Office operated by the second Party. Such transfer will be accomplished with appropriate coordination between the Parties and subject to appropriate industry lead-times for movements of News from one switch to another.

     13.5 Other Interim Number Portability Options

     FOCAL may also request Direct Inward Dial Trunks pursuant to applicable tariffs. If information or interim number portability is made available to any Party for information services tariff(e.g., 976), it will be made available to FOCAL.

     13.6 Receipt of Terminating Compensation on Traffic to INP'ed Numbers

     The Parties agree that the prices set forth in the Pricing Schedule shall apply for each number ported.

     The Parties agree that under INP terminating compensation on calls to INP'ed numbers should be received by each Customer's chosen LEC as if each call to the Customer had been originally addressed by the caller to a telephone number bearing an NPA-NXX directly assigned to the Customer's chosen LEC. In order to accomplish this objective where INP is employed, the Parties shall utilize the process set forth in this Section 13.6 whereby terminating compensation on calls subject to INP will be passed from the Party (the "Performing Party") which performs the INP to the other Party (the "Receiving Party") for whose Customer the INP is provided.

          13.6.1 The Parties shall individually and collectively track and quantify INP traffic between their networks based on the CPN of each call by identifying CPNs which are INP'ed numbers. The Receiving Party shall charge the Performing Party for each minute of INP traffic at the INP Traffic Rate specified in Section 13.6.3 in lieu of any other compensation charges for terminating such traffic.

          13.6.2 By the Interconnection Activation Date in each LATA, the Parties shall jointly estimate for the prospective year, based on historic data of all traffic in the LATA, the percentages of such traffic that if dialed to telephone numbers bearing NPA-NXXs directly assigned to a Receiving Party (as opposed to the INP'ed number) would have been subject to (i) Reciprocal Compensation ("Reciprocal Traffic"), (ii) appropriate intrastate FGD charges ("Intra Traffic"), (iii) interstate FGD charges ("Inter Traffic"), or (iv) handling as Local Traffic under transiting arrangements between the Parties ("Transit Traffic"). On the date which is six (6) months after the Interconnection Activation Date, and thereafter on each succeeding six month anniversary of such Interconnection Activation Date, the Parties shall establish new INP traffic percentages to be applied in the prospective six (6) month period, based on actual INP traffic percentages from the preceding six (6) month period.

          13.6.3  The INP Traffic Rate shall be equal to the sum of:

     (Local Traffic Reciprocal Traffic percentage times the Reciprocal Compensation Rate set forth in the Pricing Schedule) plus (IntraLATA Toll Reciprocal Traffic percentage times the Reciprocal Compensation rate set forth in the Pricing Schedule) plus (Intra LATA Traffic percentage times BA's effective intrastate FGD rates) plus (Inter LATA Traffic percentage times BA's effective interstate FGD rates).

A rate of zero shall be applied to the Transit Traffic percentage.

     13.7 True-Up of Monthly INP Costs

     BA and FOCAL each agree to provide the other with a true-up of the monthly INP rates contained in the Pricing Schedule based on PSC action in establishing a competitively neutral cost recovery mechanism for INP costs. Provided, however, that if the PSC does not act before January 1, 1998, the Parties shall renegotiate the charges for INP to apply for the remainder of term of this Agreement.

14.0 NUMBER RESOURCES ASSIGNMENTS

     BA shall assign to FOCAL Now codes in accordance with national guidelines at no charge.

15.0 DIALING PARITY--SECTION 251(b)(3)

     BA shall provide Local Dialing Parity as required under Section 25 l(b)(3) of the Act in the following manner: Telephone numbers are provided pursuant to
Section 14.0; Directory Assistance is provided pursuant to Section 19.2; Directory Listings are provided pursuant to Section 19.1; and Operator Services are provided to Sections 19.2.4 and 19.2.6.

16.0 ACCESS TO RIGHTS-OF-WAY--SECTION 251(b)(4)

     Each Party shall provide the other Party access to its poles, ducts, rights-of-way and conduits it owns or controls, to the extent permitted by law and as required by Section 224 of the Act or Commission Order, on terms, conditions and prices comparable to those offered to any other entity pursuant to each Party's applicable tariffs and/or standard agreements with such entities.

17.0 DATABASES AND SIGNALING

     BA shall provide FOCAL with interfaces to access BA's databases, including LIDB and 800/888, as well as DCAS for ordering and provisioning purposes, and associated signaling necessary for the routing and completion of FOCAL's traffic through the provision of SS7 under its applicable tariffs.

18.0 REFERRAL ANNOUNCEMENT

     When a Customer changes its service provider from BA to FOCAL, or from FOCAL to BA, and does not retain its original telephone number, the Party formerly providing service to such Customer shall provide a referral announcement ("Referral Announcement") on the abandoned telephone number which provides details on the Customer's new number. Referral Announcements shall be provided reciprocally, free of charge to either the other Party or the Customer, for a period of not less than one hundred and eighty days (180) days after the date the Customer changes its telephone number in the case of business Customers and not less than ninety (90) days after the date the Customer changes its telephone number in the case of residential Customers or other time periods as may be required by the Commission. The periods for referral announcement may be shorter if a number shortage conditions is in effect for a particular NXX code. However, if either Party provides Referral Announcements for a period different than the above respective periods when its Customers change their telephone numbers, such Party shall provide the same level of service to Customers of the other Party.

19.0 DIRECTORY SERVICES ARRANGEMENTS

     BA will provide certain directory services to FOCAL as defined herein. In this Section 19 of this Agreement, references to FOCAL customer telephone numbers means telephone numbers falling within NXX codes directly assigned to FOCAL and to numbers which are retained by FOCAL on the customer's behalf pursuant to Interim Telephone Number Portability arrangements described in
Section 13 of this Agreement.

     19.1 Directory Listings and Directory Distributions

          19.1.1 BA will include FOCAL's customers telephone numbers in all of its "White Pages" and "Yellow Pages" directory listings (including electronic directories) and directory assistance databases associated with the areas in which FOCAL provides services to such customers, and will distribute such directories to such customers, in an identical and transparent manner in which it provides those functions for its own customers' telephone numbers.

          19.1.2 BA will include all FOCAL NXX codes on appropriate existing calling charts in the BA customer Guide section of the directory in the same manner as it provides this conformation for its own NXX Codes.

          19.1.3 FOCAL will provide BA with its directory listings and daily updates to those listings (including new, changed, and deleted listings) in a mutually agreed upon format at no charge.

          19.1.4 BA will accord FOCAL's directory listing information the same level of confidentiality which BA accords its own directory listing information.

          19.1.5 BA shall provide FOCAL at no charge with (i) one basic single line white and yellow page directory listing per business Customer number, or one basic single line white page directory listing per residence Customer number, (ii) directory distribution for FOCAL customers, and (iii) listings of FOCAL customers in the directory assistance database.

          19.1.6 BA will provide FOCAL with a report of all FOCAL customer listings 90 days prior to directory publication in such form and format as may be mutually agreed to by both parties. Both Parties shall use their best efforts to ensure the accurate listing of such information.

          19.1.7  Yellow Page Maintenance

BA will work cooperatively with FOCAL so that Yellow Page advertisements purchased by customers who switch their service to FOCAL (including customers utilizing Interim Telephone Number Portability) are maintained without interruption. BA will allow FOCAL customers to purchase new yellow pages advertisements without discrimination, under the identical rates, terms and conditions that apply to BA's customers.

          19.1.8  Information Pages

BA will include in the "Information Pages" or comparable section of its White Pages Directories for areas served by FOCAL, listings provided by FOCAL for FOCAL's installation, repair and customer service and other service-oriented information, including appropriate identifying logo. Such listings shall appear in the manner that such information appears for subscribers of BA and other LECs. BA shall not charge FOCAL for inclusion of this information.

     19.2 Directory Assistance (DA) and Operator Services

          19.2.1 BA will provide FOCAL's operators an on-line access to BA directory assistance database, when and where such access becomes available to organizations outside BA.

          19.2.2 At FOCAL's option, BA will provide FOCAL with IntraLATA FOCAL branded Directory Assistance and Directory Assistance Call Completion (DACC), which are functionary equivalent in every way to the Directory Assistance service BA makes available to its own end users, at the prices set forth in the Pricing Schedule. At FOCAL's request, BA will provide call detail records in EMR format for these services at the prices set forth in the Pricing Schedule.

          19.2.3 When BA provides to FOCAL DA or Operator Services, BA requires that such services will be provided to FOCAL over dedicated operator services trunk groups, utilizing Feature Group-C Modified Operator Services Signaling when interconnecting to the BA operator services network.

          19.2.4 FOCAL (or its operator service provider) and BA will provide LEC to LEC Busy Line Verification and Interrupt (BLV/I) trunks to one another, in conjunction with POTS traffic, to enable each Party to support this functionality. (This option is provisioned subject to technical limitations, such as those that apply on ported numbers).

          19.2.5 Busy Line Verification ("BLV") is performed when one Party's Customer requests assistance from the operator bureau to determine if the called line is in use. However, the operator bureau will not complete the call for the Customer initiating the BLV inquiry. Only one BLV attempt will be made per Customer operator bureau call, and a charge shall apply whether or not the called Party releases the line.

          19.2.6 Busy Line Verification Interrupt ("BLVI") is performed when one Party's operator bureau interrupts a telephone call in progress after BLV has occurred. The operator bureau will interrupt the busy line and inform the called Party that there is a call waiting. The operator bureau will only interrupt the call and will not complete the telephone call for the Customer initiating the BLVI request. The operator bureau will make only one BLVI attempt per Customer operator bureau call and the applicable charge applies whether or not the called Party releases the line.

          19.2.7 Each Party's operator bureau shall accept BLV and BLVI inquires from the operator bureau of the other Party in order to allow transparent provision of BLV/BLVI Traffic between the Parties' networks.

          19.2.8 Each Party shall route BLV/BLVI Traffic inquires over the existing network established between the Parties' respective operator bureaus. Each Party shall compensate the other Party for BLV/BLVI Traffic as set forth in the Pricing Schedule.

          19.2.9 BA will provide operator services call completion to FOCAL's operators and Customers, for the termination of calls from FOCAL's subscribers for completion of calls on BA's network to BA's Customers. BA will provide operator services call completion for its Customer to enable the non-discriminatory termination of calls from BA's Customers to FOCAL's Customers on FOCAL's network.

20.0 GENERAL RESPONSIBILITIES OF THE PARTIES

     20.1 Each of BA and FOCAL shall use its best efforts to comply with the Implementation Schedule.

     20.2 The Parties shall exchange technical descriptions and forecasts of their Interconnection and traffic requirements in sufficient detail necessary to establish the Interconnections required to assure traffic completion to and from all Customers in their respective designated service areas. FOCAL, for the purpose of ubiquitous connectivity, network diversity and alternate routing, shall connect to at least one Tandem Office Switch for the receipt/completion of traffic to any BA End Of flee Switches.

     20.3 Thirty (30) days after the Effective Date and each quarter during the term of this Agreement, each Party shall provide the other Party with a rolling, six (6) calendar month, non binding forecast of its traffic and volume requirements for the services and Network Elements provided under this Agreement in the form and in such detail as agreed by the Parties. Notwithstanding
Section 29.6.1, the Parties agree that each forecast provided under this Section
20.3 shall be deemed "Proprietary Information" under Section 29.6.

     20.4 Any Party that is required pursuant to this Agreement to provide a forecast (the "Forecast Provider") or the Party that is entitled pursuant to this Agreement to receive a forecast (the "Forecast Recipient") with respect to traffic and volume requirements for the services and Network Elements provided under this Agreement may request in addition to non-binding forecasts required by Section 20.3 that the other Party enters into negotiations to establish a forecast (a "Binding Forecast") that commits such Forecast Provider to purchase, and such Forecast Recipient to provide, a specified volume to be utilized as set forth in such Binding Forecast. The Forecast Provider and Forecast Recipient shall negotiate the terms of such Binding Forecast in good faith and shall include in such Binding Forecast provisions regarding price, quantity, liability for failure to perform under a Binding Forecast and any other terms desired by such Forecast Provider and Forecast Recipient. Notwithstanding Section 29.6.1, the

Parties agree that each forecast provided under this Section 20.4 shall be deemed "Proprietary Information" under Section 29.6.

     20.5 Each Party is individually responsible to provide facilities within its network which are necessary for routing, transporting, and billing traffic from the other Party's network and for delivering such traffic to the other Party's network in the standard format compatible with BA's network and to terminate the traffic it receives in that standard format to Me proper address on its network. See BOC Notes on the Network (SR-TSV-002275) for a general description of the design of local exchange carrier network. Such facility shall be designed based upon the description and forecasts provided under Sections 20.2 and 20.3 above. The Parties are each solely responsible. for participation in and compliance with national network plans, including The National Network Security Plan and The Emergency Preparedness Plan.

     20.6 Neither Party shall use any service related to or using any of the Services provided -in this Agreement in any manner that interferes with other persons in the use of their service, prevents other persons from using their service, or otherwise impairs the quality of service to other carriers or to either Party's Customers, and either Party may discontinue or refuse service if the other Party violates this provision. Upon such violation, either Party shall provide the other Party notice, if practicable, at the earliest practicable time.

     20.7 Each Party is solely responsible for the services it provides to its Customers and to other Telecommunications Carriers.

     20.8 The Parties shall work cooperatively to minimize fraud associated with third-number billed calls, calling card calls, and any other services related to this Agreement.

     20.9 Each Party is responsible for administering NXX codes assigned to it.

     20.10 Each Party is responsible for obtaining Local Exchange Routing Guide ("LERG") listings of CLLI codes assigned to its switches.

     20.11 Each Party shall use the LERG published by Bellcore or its successor for obtaining routing information and shall provide all required information to Bellcore for maintaining the LERG in a timely manner.

     20.12 Each Party shall program and update its own Central Office Switches and End Office switches and network systems to recognize and route traffic to and from the other Party's assigned NXX codes. Except as mutually agreed or as otherwise expressly defined in this Agreement, neither Party shall impose any fees or charges on the other Party for such activities.

     20.13 At all times during the term of this Agreement, each Party shall keep and maintain in force at each Party's expense all insurance required by law (e.g. workers' compensation insurance) as well as general liability insurance for personal injury or death to any one person, property damage resulting from any one incident, automobile liability with coverage for bodily injury for property damage. Upon request from the other Party, each Party shall provide to the other Party evidence of such insurance (which may be provided through a program of self insurance).

     20.14 End User Repair Calls. The Parties will employ the following procedures for handling misdirected repair calls:

          20.14.1 In answering repair calls, neither Party shall make disparaging remarks about each other, nor shall they use these repair calls as the basis for internal referrals or to solicit customers to market services. Either Party will respond with factual information in answering customer questions.

          20.14.2 Each Party will notify its customers as to the correct telephone numbers to call in order to access its repair bureaus.

          20.14.3 To the extent possible, where the correct local exchange carrier can be determined, misdirected repair calls to one Party will be immediately referred to the other Party, as appropriate, in a courteous manner, at no charge provided that the other Party has provided the appropriate telephone number to the referring Party.

          20.14.4 The Parties will provide their respective repair contact numbers to one another on a reciprocal basis.

21.0 TERM AND TERMINATION

     21.1 The initial term of this Agreement shall commence on the Effective Date and terminate June 2, 2000 (the "Term"). Absent the receipt by one Party of written notice from the other Party at least sixty (60) days prior to the expiration of the Term to the effect that such Party intends to extend the Term of this Agreement, this Agreement shall automatically renew and remain in full force and effect on and after the expiration of the Term until terminated by either Party as set forth below.

          21.1.1 If pursuant to Section 21.1 the Agreement continues in full force and effect after the expiration of the Term, either Party may terminate the Agreement ninety (90) days after delivering written notice to the other Party of the intention to terminate this Agreement. Neither Party shall have any liability to the other Party for termination of this Agreement pursuant to this Section 21.1 other than to pay to the other Party any amounts under this Agreement.

     21.2 Disputed amounts will be resolved pursuant to the NYPSC Tariff No.
914.

     21.3 Upon termination or expiration of this Agreement in accordance with this Section 21.0:

          (a) each Party shall comply immediately with its obligations set forth in Section 29.6.3;

          (b) each Party shall promptly pay all amounts (including any late payment charges) owed under this Agreement;

          (c) each Party's indemnification obligations shall survive termination or expiration of this Agreement.

          (d) each Party shall continue to perform its obligations and provide its services described herein until such time as a survivor Agreement between the Parties is entered into; provided however, that if the Parties are unable to reach agreement within six (6) months after the termination or expiration of this Agreement, either Party has the right to submit this matter to the Commission for resolution. Until a survivor agreement is reached or the Commission resolves this matter, whichever is sooner, the terms, conditions, rates and charges stated herein will continue to apply, subject to a true-up based on the Commission action, if any.


     21.4 Except as set forth in Section 27.5 and Section 26.4, no remedy set forth in this Agreement is intended to be exclusive and each and every remedy shall be cumulative and in addition to any other rights or remedies now or hereafter existing under applicable law or otherwise.

22.0 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

     EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, NO PARTY MAKES OR RECEIVES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, FUNCTIONS AND PRODUCTS IT PROVIDES UNDER OR CONTEMPLATED BY THIS AGREEMENT AND THE PARTIES DISCLAIM THE IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

23.0 CANCELLATION CHARGES

     Except as provided in Sections 9.7.4 and 20.4 and pursuant to a Network Element Bona Fide Request, or as otherwise provided in any applicable tariff or contract referenced herein, no cancellation charges shall apply.

24.0 NON-SEVERABILITY

     24.1 The services, arrangements, Interconnection, Network Elements, terms and conditions of this Agreement were mutually negotiated by the Parties as a total arrangement and are intended to be non-severable, subject only to Section
29.14 of this Agreement.

     24.2 Nothing in this Agreement shall be construed as requiring or permitting either Party to contravene any mandatory requirement of federal or state law, or any regulations or orders adopted pursuant to such law.

25.0 INDEMNIFICATION

     25.1 Each Party (the "Indemnifying Party") shall indemnify and hold harmless the other Party ("Indemnified Party") from and against loss, cost, claim liability, damage, and expense (including reasonable attorney's fees) to third parties for:

          (1) damage to tangible personal property or for personal injury proximately caused by the negligence or willful misconduct of the Indemnifying Party, its employees, agents or contractors; or

          (2) claims for libel, slander, infringement of copyright arising from the material transmitted over the Indemnified Party's facilities arising from the Indemnifying Party's own communications or the communications of such Indemnifying Party's Customers; or

          (3) claims for infringement of patents arising from combining the Indemnified Party's facilities or services with, or the using of the Indemnified Party's services or facilities in connection with, facilities of the Indemnifying Party.

     Notwithstanding this indemnification provision or any other provision in the Agreement, neither Party, nor its parent, subsidiaries, employees or agents shall be liable to the other for "Consequential Damages" as that term is described in Section 26.3 below.

     25.2 The Indemnified Party will notify the Indemnifying Party promptly in writing of any claims, lawsuits, or demands by third parties for which the Indemnified Party alleges that the Indemnifying Party is responsible under this Section, and, if requested by the Indemnifying Party, will tender the defense of such claim, lawsuit or demand.

          (1) In the event the Indemnifying Party does not promptly assume or diligently pursue the defense of the tendered action, then the Indemnified Party may proceed to defend or settle said action and the Indemnifying Party shall hold harmless the Indemnified Party from any loss, cost liability, damage and expense.

          (2) In the event the Party otherwise entitled to indemnification from the other elects to decline such indemnification, then the Party making such an election may, at its own expense, assume defense and settlement of the claim, lawsuit or demand.

          (3) The parties will cooperate in every reasonable manner with the defense or settlement of any claim, demand, or lawsuit.

     25.3 Notwithstanding any other provisions of this Agreement, FOCAL shall defend and indemnify BA and shall hold BA harmless from and against any and all Loss alleged to have been incurred by a customer of FOCAL or any other third Party where such Loss arises or is attributable to BA's performance or failure to perform a "Specified Activity" as that tenn is defined in Section 27, below.

26.0 LIMITATION OF LIABILITY

     26.1 Except as otherwise provided in Section 25.0, no Party shall be liable to the other Party for any Loss, defect or equipment failure caused by the conduct of the other Party, the other Party's agents, servants, contractors or others acting in aid or concert with the other Party, except for gross negligence or willful misconduct.

     26.2 Except for Losses alleged or incurred by a Customer of either Party, in the case of any Loss arising from the negligence or willful misconduct of both Parties, each Party shall bear, and its obligations under this Section 26.0 shall be limited to, that portion (as mutually agreed to by the Parties) of the resulting expense caused by its (including that of its agents, servants, contractors or others acting in aid or concert with it) negligence or willful misconduct.

     26.3 Each Party's liability to the other Party for any Loss relating to or arising out of an negligent act or omission in its performance of this Agreement, whether in contract or in tort, shall be limited t-o the amount that is or would have been charged to the other Party by such negligent or breaching Party for the specific service(s) or function(s) not performed or improperly performed, and only for the period of time such service of function was not performed or improperly performed.

     26.4 In no event shall either Party have any liability whatsoever to the other Party for any indirect, special, consequential, incidental or punitive damages, including but not limited to loss of anticipated profits or revenue or other economic loss in connection with or arising from anything said, omitted or done hereunder (collectively, "Consequential Damages"), even if the other Party has been advised of the possibility of such damages.

27.0 LIQUIDATED DAMAGES FOR SPECIFIED ACTIVITIES

     27.1 Certain Definitions. When used in this Section 27.0, the following terms shall have the meanings indicated:

          27.1.1 "Specified Performance Breach" means the failure by BA to meet the Performance Criteria for any of the three Specified Activities as defined below, for a period of three (3) consecutive calendar months.

          27.1.2  "Specified Activity" means any of the following activities:

                    (i) the installation by BA of unbundled Links for FOCAL ("Unbundled Link Installation");

                    (ii) BA's provision of Interim Telecommunications Number Portability to FOCAL or

                    (iii) the repair of out of service problems for FOCAL ("Out of Service Repairs").

          27.1.3 "Performance Criteria" means, with respect to each calendar month during the term of this Agreement, the performance by BA during each month of each Specified Activity shown in Schedule 27.0, subparagraph 1 and 2, within the time interval shown in at least eighty percent (80%) of the covered instances, except as otherwise for in the Schedule in subparagraph 3.

     27.2 Specified Performance Breach. In recognition of the (1) loss of Customer opportunities, revenues and goodwill which FOCAL might sustain in the event of a Specified Performance Breach; (2) the uncertainty, in the event of such a Specified Performance Breach, of FOCAL having available to it customer opportunities similar to those opportunities currently available to FOCAL; and
(3) the difficulty of accurately ascertaining the amount of damages FOCAL would sustain in the event of such a Specified Performance Breach, BA agrees to pay FOCAL, subject to Section 27.4 below, damages as set forth in Section 27.3 below in the event of the occurrence-of a Specified Performance Breach. Such payments would only apply after a minimum of 250 links were installed for FOCAL in New York.

     27.3 Liquidated Damages. The damages payable by BA to FOCAL as a result of a Specified Performance Breach shall be subject to a sliding scale set forth in
Schedule 27.3 for each Specified Performance Breach (collectively, the "Liquidated Damages"). FOCAL and BA agree and acknowledge that (a) the Liquidated Damages are not a penalty and have been determined based upon the facts and circumstances of FOCAL and BA at the time of the negotiation and entering into of this Agreement, with due regard given to the performance expectations of each Party; (b) the Liquidated Damages constitute a reasonable approximation of the damages FOCAL would sustain if its damages were readily ascertainable; and (c) FOCAL shall not be required to provide any proof of the Liquidated Damages.

     27.4 Limitations. In no event shall BA be liable to pay the Liquidated Damages if BA's failure to meet or exceed any of the Performance Criteria is caused, directly or indirectly, by a Delaying Event. A "Delaying Event" means
(a) a failure by FOCAL to perform any of its obligations set forth in this Agreement (including, without limitation, the Implementation Schedule and the Joint Grooming Plan), (b) any delay, act or failure to act by a Customer, agent or subcontractor of FOCAL, (c) any Force Majeure Event (d) or such other delay, act or failure to act as upon which the parties may agree. If a Delaying Event
(i) prevents BA from
performing a Specified Activity, then such Specified Activity shall be excluded from the calculation of BA's compliance with the Performance Criteria, or (ii) only suspends BA's ability to timely perform the Specified Activity, the applicable time frame in which BA's compliance with the Performance Criteria is measured shall be extended on an hour-for-hour or day-for-day basis, as applicable, equal to the duration of the Delaying Event.

          27.4.1 FOCAL agrees to meet the specific performance standards associated with quality of service requests as specified in Schedule 27.4.1 in the same percentages as set forth in Schedule 27.0. Should FOCAL fail to meet these service quality standards, during a period corresponding to that measured in calculation of Liquidated Damages payable by BA to FOCAL, BA will not be liable for payment of any applicable Liquidated Damages for that time period.

     27.5 Sole Remedy. The Liquidated Damages shall be the sole and exclusive remedy of FOCAL under this Agreement for BA's breach of the Performance Criteria and a Specified Performance Breach as described in this Section 27.0.

     27.6 Records. BA will endeavor to maintain complete and accurate records, on a monthly basis, of its performance under this Agreement of each Specified Activity and its compliance with the Performance Criteria. BA shall provide to FOCAL such records in a self reporting format on a monthly basis. Notwithstanding Section 29.6.1, the Parties agree that such records shall be deemed "Proprietary Information" under Section 29.6.

     27.7 Start Date. BA and FOCAL shall jointly agree on appropriate measurements for the enforcement of this Section 27 within thirty (30) days of this Agreement. Performance monitoring and liquidated damages shall begin after the in-service requirements are met.

28.0 REGULATORY APPROVAL

     The Parties understand and agree that this Agreement will be filed with the Commission and may thereafter be filed with the FCC. The Parties covenant and agree that this Agreement is satisfactory to them as an agreement under Section 251 of the Act. Each Party covenants and agrees to fully support approval of this Agreement by the Commission or the FCC under Section 252 of the Act without modification. The Parties, however, reserve the right to seek regulatory relief and otherwise seek redress from each other regarding performance and implementation of this Agreement. In the event the Commission or FCC rejects this Agreement in whole or in part, the Parties agree to meet and negotiate in good faith to arrive at a mutually acceptable modification of the rejected portion(s); provided that such rejected portion(s) shall not affect the validity of the Remainder of this Agreement.

     This Agreement is subject to change, modification, or cancellation as may be required by regulatory authority or court in the exercise of its lawful jurisdiction or as may be required by either Party based on any significant change in FCC or Commission rules which may impact the provision of service under this Agreement or the rights and obligations of the Parties under the Act.

29.0 MISCELLANEOUS

     29.1 Authorization.

          29.1.1 New York Telephone Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          29.1.2 FOCAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. FOCAL represents that it intends to be a provider of telephone exchange service to residential and business subscribers offered exclusively over its own telephone exchange service facilities or predominantly over its own telephone exchange service facilities or in combination with the resale of the telecommunications services of other carriers.

     29.2 Compliance. Each Party shall comply with all applicable federal, state, and local laws, rules, and regulations applicable to its performance under this Agreement.

     29.3 Compliance with the Communications Law Enforcement Act of 1994 ("CALEA"). Each Party represents and warrants that any equipment, facilities or services provided to the other Party under this Agreement comply with CALEA. Each Party shall indemnify and hold the other Party harmless from any and all penalties imposed upon the other Party for such noncompliance and shall at the non-compliant Party's sole cost and expense, modify or replace any equipment, facilities or services provided to the other Party under this Agreement to ensure that such equipment, facilities and services fully comply with CALEA.

     29.4 Neither this Agreement, nor any actions taken by BA or FOCAL in compliance with this Agreement, shall be deemed to create an agency or joint venture relationship between FOCAL and BA, or any relationship other than that of purchaser and seller of services.

     Neither this Agreement, nor any actions taken by BA or FOCAL in compliance with this Agreement, shall create a contractual, agency, or any other type of relationship or third Party liability between BA and FOCAL's end users or others.

     29.5 Force Majeure. Neither Party shall be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence including, without limitation, acts of nature, acts of civil or military authority, government regulations, embargoes, epidemics, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, work stoppages, equipment failure, power blackouts, volcanic action, other major environmental disturbances, unusually severe weather conditions, inability to secure products or services of other persons or transportation facilities or acts or omissions of transportation carriers (collectively, a "Force Majeure Event").

          If any force majeure condition occurs, the Party delayed or unable to perform shall give immediate notice to the other Party and shall take all reasonable steps to correct the force majeure condition. During the pendency of the force majeure, the duties of the Parties under this Agreement affected by the force majeure condition shall be abated and shall resume without liability thereafter.

     29.6 Confidentiality.

          29.6.1 Any information such as specifications, drawings, sketches, business information, forecasts, models, samples, data, computer programs and other software and documentation of one Party (a "Disclosing Party") that is furnished or made available or otherwise disclosed to the other Party or any of its employees, contractors, agents or Affiliates (its "Representatives" and with a Party, a "Receiving Party") pursuant to this Agreement ("Proprietary Information") shall be deemed the property of the Disclosing Party. Proprietary Information, if written, shall be marked "Confidential" or "Proprietary" or by other similar notice, and, if oral or visual, shall be confirmed in writing as confidential by the Disclosing Party to the Receiving Party within ten (10) days after disclosure. Unless Proprietary Information was previously known by the Receiving Party free of any obligation to keep it confidential, or has been or is subsequently made public by an act not attributable to the Receiving Party, or is explicitly agreed in writing not to be regarded as confidential, it (a) shall be held in confidence by each Receiving Party; (b) shall be disclosed to only those persons who have a need for it in connection with the provision of services required to fulfill this Agreement and shall be used only for such purposes; and (c) may be used for other purposes only upon such terms and conditions as may be mutually agreed to in advance of use in writing by the Parties. Notwithstanding the foregoing sentence, a Receiving Party shall be entitled to disclose or provide Proprietary Information as required by any governmental authority or applicable law only in accordance with Section 29.6.2.

          29.6.2 If any Receiving Party is required by any governmental authority or by applicable law to disclose any Proprietary Information, then such Receiving Party shall provide the Disclosing Party with written notice of such requirement as soon as possible and prior to such disclosure. The Disclosing Party may then either seek appropriate protective relief from all or part of such requirement or, if it fails to successfully do so, it shall be deemed to have waived the Receiving Party's compliance with Section 29.6 with respect to all or part of such requirement. The Receiving Party shall use all commercially reasonable efforts to cooperate with the Disclosing Party in attempting to obtain any protective relief which such Disclosing Party chooses to obtain.

          29.6.3 In the event of the expiration or termination of this Agreement for any reason whatsoever, each Party shall return to the other Party or destroy all Proprietary Information and other documents, work papers and other material (including all copies thereof) obtained from the other Party in connection with this Agreement and shall use all reasonable efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act, omission or fault of such Party, in any manner making it available to the general public.

     29.7 Governing Law. For all claims under this Agreement that are based upon issues within the jurisdiction (primary or otherwise) of the FCC, the exclusive jurisdiction and remedy for all such claims shall be as provided for by the FCC and the Act. For all claims under this Agreement that are based upon issues within the jurisdiction (primary or otherwise) of the Commission, the exclusive jurisdiction for all such claims shall be with the Commission, and the exclusive remedy for such claims shall be as provided for by such Commission.
In all other respects, this Agreement shall be governed by the domestic laws of the state of New York without reference to conflict of law provisions.

     29.8 Taxes. Each Party purchasing services hereunder shall pay or otherwise be responsible for all federal, state, or local sales, use, excise, gross receipts, transaction or similar taxes, fees or surcharges levied against or upon such purchasing Party (or the providing Party when such providing Party is permitted to pass along to the purchasing Party such taxes, fees or surcharges), except for any tax on either Party's corporate existence, status or income. Whenever possible, these amounts shall be billed as a separate item on the invoice. To the extent a sale is claimed to be for resale tax exemption, the purchasing Party shall furnish the providing Party a proper resale tax exemption certificate as authorized or required by statute or regulation by the jurisdiction providing said resale tax exemption. Failure to timely provide said resale tax exemption certificate will result in no exemption being available to the purchasing Party.

     29.9 Non-Assignment. This Agreement shall be binding upon every subsidiary and affiliate of either Party that is engaged in providing telephone exchange and exchange access services in the State of New York within which BA is an Incumbent Local Exchange Carrier as of the date of this Agreement (the "BA Territory"), and shall continue to be binding upon all such entities regardless of any subsequent change in their ownership. Each Party covenants that, if it sells or otherwise transfers to a third Party its telephone exchange and exchange access network facilities within the BA Territory, or any portion thereof, to a third Party, it will require as a condition of such transfer that the transferee agree to be bound by this Agreement with respect to services provided over the transferred facilities. Except as provided in the paragraph, neither Party may assign or transfer (whether by operation of law or otherwise) this Agreement (or any rights or obligations hereunder) to a third Party without the prior written consent of the other Party which consent will not be unreasonably withheld; provided that either Party may assign this Agreement to a corporate Affiliate or an entity under its common control or an entity acquiring all or substantially all of its assets or equity by providing prior written notice to the other Party of such assignment or transfer. Any attempted assignment or transfer that is not permitted is void ab initio. Without limiting the generality of the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties' respective successors and assigns.

     29.10 Non-Waiver. Failure of either Party to insist on performance of any term or condition of this Agreement or to exercise any right or privilege hereunder shall not be construed as a continuing or future waiver of such term, condition, right or privilege.

     29.11  Disputed Amounts.

          29.11.1 If any portion of an amount due to a Party (the "Billing Party") under this Agreement is subject to a bona fide dispute between the Parties, the Party billed (the "Non-Paying Party") shall within thirty (30) days of its receipt of the invoice containing such disputed amount give notice to the Billing Party of the amounts it disputes ("Disputed Amounts") and include in such notice the specific details and reasons for disputing each item. The Non-Paying Party shall pay when due (i) all undisputed amounts to the Billing Party and (ii) all Disputed Amounts into an interest bearing escrow account with a third Party escrow agent mutually agreed upon by the Parties.

          29.11.2 If the Parties are unable to resolve the issues related to the Disputed Amounts in the normal course of business within ninety (90) days after delivery to the Billing Party of notice of the Disputed Amounts, each of the Parties shall appoint a designated representative who has authority to settle the dispute and who is at a higher level of management than the persons with direct responsibility for administration of this Agreement. The designated representatives shall meet as often as they reasonably deem necessary in order to discuss the dispute and negotiate in good faith in an effort to resolve such dispute. The specific format for such discussions will be left to the discretion of the designated representatives, however all reasonable requests for relevant information made by one Party to the other Party shall be honored.

          29.11.3 If the Parties are unable to resolve issues related to the Disputed Amounts within forty-five (45) days after the Parties' appointment of designated representatives pursuant to Section 29.11.2, then either Party may file a complaint with the Commission to resolve such issues or proceed with any other remedy pursuant to law or equity. The Commission may direct release of any or all funds (including any accrued interest) in the escrow account, plus applicable late fees, to be paid to either Party.

          29.11.4   The Parties agree that all negotiations pursuant to this
Section 29.11 shall remain confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

          29.11.5 Any undisputed amounts not paid when due shall accrue interest from the date such amounts were due at the lesser of (i) one and one-half percent (1-1/2%) per month or (ii) the highest rate of interest that may be charged under applicable law.

     29.12 Notices. Notices given by one Party to the other Party under this Agreement shall be in writing and shall be (a) delivered personally, (b) delivered by express delivery service, (c) mailed, certified mail or first class U.S. mail postage prepaid, return receipt requested or (d) delivered by telecopy to the following addresses of the Parties:

          To FOCAL:

          FOCAL Communications Corporation
          200 North LaSalle Street
          Suite 820
          Chicago, IL 60601
          Attn: Executive VP and Chief Operating Officer
          Facsimile: (312) 895-8403

          To BA:

          BA
          1095 Avenue of the Americas
          40th Floor
          New York NY 10036
          Attn:Vice President - Wholesale Markets
          Facsimile: (212) 597-2585

or to such other address as either Party shall designate by proper notice. Notices will be deemed given as of the earlier of (i) the date of actual receipt, (ii) the next business day when notice is sent via express mail or personal delivery, (iii) three (3) days after mailing in the case of first class or certified U.S. mail or (iv) on the date set forth on the confirmation in the case of telecopy.

     29.13 Publicity and Use of Trademarks or Service Marks. Neither Party nor its subcontractors or agents shall use the other Party's trademarks, service marks, logos or other proprietary trade dress in any advertising, press releases, publicity matters or other promotional materials without such Party's prior written consent.

     29.14 Section 252(i) Obligations. If either Party enters into an agreement (the "Other Agreement") approved by the Board or FCC pursuant to
Section 252 of the Act which provides for the provision in the State of New York of arrangements covered in this Agreement to another requesting Telecommunications Carrier, including itself or its affiliate, such Party shall make available to the other Party such arrangements upon the same rates, terms and conditions as those provided in the Other Agreement. At its sole option, the other Party may avail itself of either (i) the Other Agreement in its entirety or (ii) all of the prices, terms and conditions contained in the Other Agreement that relate to any one or combination of the following:

     (1) Interconnection - Section 251(c)(2) of the Act (Section 4.0 and 5.0 of this Agreement); or

     (2) Exchange Access - Section 251(c)(2) of the Act (Section 6.0 of this Agreement); or

     (3) Unbundled Access - Section 251 (c)(3) of the Act (Section 9.0 of this Agreement); or

     (4) Resale - Section 251 (c)(4) of the Act (Section 10.0 of this Agreement); or

     (5) Collocation - Section 251(c)(6) of the Act (Section 12.0 of this Agreement); or

     (6) Number Portability - Section 251(b)(2) of the Act (Section 13.0 of this Agreement); or

     (7) Access to Rights of Way - Section 251(b)(4) of the Act (Section 16.0 of this Agreement); or

     (8) Directory Services - Section 251(b)(3) of the Act (Section 19.0 of the Agreement).

     29.15 Joint Work Product. This Agreement is the joint work product of the Parties and has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and, in the event of any ambiguities, no inferences shall be drawn against either Party.

     29.16 No Third Party Beneficiaries; Disclaimer of Agency. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein express or implied shall create or be construed to create any third-Party beneficiary rights hereunder. Except for provisions herein expressly authorizing a Party to act for another, nothing in this Agreement shall constitute a Party as a legal representative or agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party. Except as otherwise expressly provided in this Agreement, no --Party undertakes to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of the other Party's business.

     29.17 No License. No license under patents, copyrights or any other intellectual property right (other than the limited license to use consistent with the terms, conditions and restrictions of this Agreement) is granted by either Party or shall be implied or arise by estoppel with respect to any transactions contemplated under this Agreement.

     29.18 Technology Upgrades. Nothing in this Agreement shall limit BA's ability to upgrade its network through the incorporation of new equipment, new software or otherwise. BA shall provide FOCAL written notice at least one hundred-twenty (120) days prior to the incorporation of any such upgrades in BA's network which will materially impact FOCAL's service. BA shall provide as much as one hundred-eighty (180) days prior notice if it is reasonably practical to do so. Additionally, as noted in Section 11.0, the Parties will comply with the FCC's Network Disclosure Rule. FOCAL shall be solely responsible for the cost and effort of accommodating such changes in its own network.

     29.19 Survival. The Parties' obligations under this Agreement which by their nature are intended to continue beyond the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including without limitation, Sections 21.4, 22.0, 23.0, 25.0,26.0,29.3, 29.6,
29.11, 29.13 and 29.17.

     29.20 Scope of Agreement. This Agreement is intended to describe and enable specific Interconnection and access to unbundled Network Elements and compensation arrangements between the Parties. This Agreement does not obligate either Party to provide arrangements not specifically provided for herein.

     29.21 Entire Agreement. The terms contained in this Agreement and any Schedules, Exhibits, tariffs and other documents or instruments referred to herein, hereby incorporated into this Agreement by this reference as if set forth fully herein and, constitute the entire agreement between the Parties with respect to the subject matter hereof, superseding all prior understandings, proposals and other communications, oral or written. Neither Party shall be bound by any preprinted terms additional to or different from those in this Agreement that may appear subsequently in the other Party's form documents, purchase orders, quotations, acknowledgments, invoices or other communications. This Agreement may only be modified by a writing signed by an officer of each Party.

     29.22 Power and Authority. Each Party has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of each has been properly authorized and empowered to enter into this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of this 10th day of November, 1997.


Focal Communications Corporation    New York Telephone Company
of New York


By: /s/ John R. Barnicle            By: /s/ Jacob J. Goldberg
    ----------------------------        --------------------------------------

Printed: John R. Barnicle           Printed: Jacob J. Goldberg
         -----------------------             ---------------------------------

 Title: Executive Vice President     Title: Vice President - Wholesale Markets
        ------------------------            ----------------------------------

                                PRICING SCHEDULE

I. Reciprocal Compensation shall equal the rate set forth in the Parties' applicable tariffs as determined by the weighted average call volume distribution by time of day. Such rate for the first six months shall be:

     Rate = $.008518 per minute

     The rate for reciprocal compensation is to be adjusted bi-annually based upon the rates and formula set forth in this Pricing Schedule. The first adjustment shall occur on January 1, 1998 and future adjustments every six (6) months thereafter.

II.  Information Services Billing and Collection

     Fee = $.05 per message

III. BLV/BLVI Traffic

     Rate =  $1.00 per Busy Line Verification
             $1.50 per Busy Line Verification Interrupt (in addition to $1.00 for Busy Line Verification)

IV.  Transit Service

     A.   Transit Service

          Rate = $.005053 per minute

     B.   Dedicated Transiting Service

          Rate is twice the applicable Service Access Charge ("SAC") as set forth in NYPSC No. 916 Tariff, as amended from time to time. The SAC rates are currently:

          DS0 = $1.90/mo.
          DS1 = $3.51/mo.
          DS3 = $35.87/mo.

V.   Interim Telecommunications Number Portability

     A.   Monthly Recurring Charges

          Rate per Business Number     = $2
          Rate per Residential Number  = $1

          No additional charges shall apply for interim number portability, including additional per-path, per-port, or usage-related charges, except for third Party and collect calls.

      B.   Non-recurring charge

           Rate = $20 per ported number

           Non-recurring charges only apply when interim number portability is ordered separately from an unbundled link.

VI.   IntraLata &00

      Reciprocal Compensation (refer to I above).

      Compensation for records exchanged = $.00415 per record

      800 Database inquiry = $.001265 per database inquiry

VII.  Unbundled Links

      Rates for all unbundled links described in Section 9 will be the rates specified by the Commission and, as amended from time to time

VIII. Unbundled Ports

      A.   Monthly rate = $8.00

      Monthly rates, for all unbundled Ports described in Section 9 will be the rates specified - by the PSC, as amended from time to time, subject to the provisions of Section 9 and Section 29.14.

IX.   911/E911 Interconnection

      Monthly Rate = $252 per month for an unequipped DS1 Port and $100 per month per voice grade trunk activated and equipped on the DS1 port.

X.    Wholesale Discounts


      a.   Month-to-month discounts

      Discounts are set forth in the NYPSC Tariff No. 915, as amended from time to time.

      b.   Term and Volume Discounts

      To be negotiated on receipt of a Bona Fide Request.

XI.  Directory Assistance
          Base Rate Unbranded                       = $ .45 per message
          Branded Rate                              = $ .50 per message
          Base Rate with Directory Assistance
           Call Completion (DACC)                   = $ .55 per message*
          Branded Rate with DACC                    = $ .60 per message*

(*plus a flat rate change per MOU for call completion)

     Directory Assistance Volume/Term Discounts

Monthly Billed          -------------------Term Commitments-----------------
DA Volume                1 Year       18 Months       2 Years       3 Years

     $0- 1999               5%           10%            14%            18%
     $2000 - 5999           7%           12%            16%            20%
     $6000 - 9999          10%           15%            19%            23%
     Above $10,000         13%           18%            22%            26%

     Discounts apply only for amounts in the applicable range. For example, under a one year term commitment with a monthly billed DA volume of $2,500, the first $1,999 would be discounted at five percent (5%) and the remaining $501 at seven percent (7%). Discount will apply to branded DA and the DA portion of DACC.

     Operator Services - Call Completion Services

        0+ / Mechanized Call Completion
               Calling Card                      $.20 per call
               Collect                           $.40 per call
               Bill to Third Number              $.40 per call

        0- / Operator Assisted Call Completion   $.0214 per operator work second

     Record Charges

     EMR format - per record charge              $.0102

PRICING SCHEDULE

Reciprocal Compensation Calculation

I.   Time of Day Definitions - Tariff NYT PSC No. 914 Section 4.1.7 (A) (1)

II. Base Rates - Per Minute of Use as set forth in NYPSC No. 914 Tariff, as amended from - time to time.

III. Formula for determining Reciprocal Compensation ( % Day Traffic + % Evening Traffic + % Night Traffic = 100% for each Party)

     (FOCAL-originated Day Minutes + BA-originated Day Minutes) * Day Rate
     ---------------------------------------------------------------------
                            Total FOCAL + BA Minutes


                                       +

  (FOCAL-originated Evening Minutes + BA-originated Evening Minutes) * Evening
  ----------------------------------------------------------------------------
                                      Rate
                                      ----
                            Total FOCAL + BA Minutes

                                       +

  (FOCAL-originated Night Minutes + BA-originated Night Minutes) * Night Rate
  ---------------------------------------------------------------------------
                            Total FOCAL + BA Minutes

                                  SCHEDULE 1.0

CERTAIN TERMS AS DEFINED IN THE ACT

     "Affiliate" means a person that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, another person. For purposes of this-paragraph, the term "own" means to own an equity interest (or the equivalent thereof) of more than ten percent (10%).

     "Dialing Parity" means that a person that is not an Affiliate of LEC is able to provide Telecommunications Services in such a manner that Customers have the ability to route automatically, without the use of any access code, their Telecommunications to the Telecommunications Services provider of the Customer's designation from among two (2) or more Telecommunications Services providers (including such LEC).

     "Exchange Access" means the offering of access to Telephone Exchange Services or facilities for the purpose of the origination or termination of Telephone Toll Services.

     "InterLATA Service" means Telecommunications between a point located in a local access and transport area and a point located outside such area.

     "Local Access and Transport Area" or "LATA" means a contiguous geographic area: (a) established before the date of enactment of the Act by a Bell operating company such that no Exchange Area includes points within more than one (1) metropolitan statistical area, consolidated metropolitan statistical area, or State, except as expressly permitted under the AT&T Consent Decree; or
(b) established or modified by a Bell operating company after such date of enactment and approved by the FCC.

     "Local Exchange Carrier" means any person that is engaged in the provision of Telephone Exchange Service or Exchange Access. Such term does not include a person insofar as such person is engaged in the provision of a commercial mobile service under Section 332(c) of the Act, except to the extent that the FCC finds that such service should be included in the definition of such term.

     "Network Element" means a facility or equipment used in the provision of a Telecommunications Service. Such term also includes features, functions, and capabilities that are provided by means of such facility or equipment, including subscriber numbers, databases, signaling systems, and information sufficient for billing and collection or used in the transmission, routing, or other provision of a Telecommunications Service.

     "Number Portability" means the ability of users of telecommunications services to retain, at the same location, existing telecommunications numbers without impairment of quality, reliability, or convenience when switching from one telecommunications carrier to another.

     "Telecommunications" means the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received.

     "Telecommunications Carrier" means any provider of Telecommunications Services, except that such term does not include aggregators of Telecommunications Services (as defined in Section 226 of the Communications
Act).

     "Telecommunications Service" means the offering of Telecommunications for a fee directly to the public, or to such classes of users as to be effectively available directly to the public, regardless of the facilities used.

     "Telephone Exchange Service" means (a) service within a telephone exchange within a connected system of telephone exchanges within the same exchange area operated to furnish subscribers intercommunicating service of the- character ordinarily furnished by a single exchange, and which is covered by the exchange service charge, or (b) comparable service provided through a system of switches, transmission equipment, or other facilities (or combination thereof) by which a subscriber can originate and terminate a telecommunications service.

     "Telephone Toll Service" means telephone service between stations in different exchange areas for which there is made a separate charge not included in contracts with subscribers for exchange service.

Schedule 4.0 Network Interconnection Schedule*

LATA     F-IP      BA-IP     Activation Date**



* Complete, accurate and verifiable information to be provided by the Parties at a date to be determined by the Parties.

** This is the earliest date on which "live" customer traffic between FOCAL and BA will occur.

SCHEDULE 27.0  BA Performance Criteria for Liquidated Damages/1/


     SPECIFIED ACTIVITY PERFORMANCE INTERVAL DATE

1.     Unbundled Link Installation

       a) New Link Installation:

            i)   Installation Less-than 10 links     5 business days
            ii)  Installation Greater-than
                   or = 10 links
            Facilities Confirmation                  5 business days
            If Available Facilities
              Less-than  20 links                    10 business days from
                                                     Facilities Confirmation

              Greater-than or equal 20 links         negotiated interval/2/

       b) "Hot Cutover" Installation

            i)  Installation Less-than 10 links      5 business days

            ii) Installation Greater-than or = 10 links

                                                     negotiated interval/2/


2.   Interim Number Portability Installation

            i)  Installation Less-than 10 numbers    5 business days

            ii) Installation Greater-than or equal
                10 numbers                           negotiated interval/2/


/1/ As stated in Section 27.2, liquidated damages are not applicable until after a minimum of 250 link are in service for FOCAL in New York.

/2/ BA will provide the same negotiated intervals it provides to any carrier, customer or Party that are similarly situated.

3.   Out-of-Service Repairs               Less than 24 hours from BA's Receipt
                                          of Notification of Out-of Service
                                          Condition (*)(**)


*    Subject to the following percentage limitations:


                      5/1/97     6/1/97    1/1/98     7/1/98
                      thru       thru      thru        thru
                     5/31/97   12/31/97   6/30/98   thereafter
                     -------------------------------------------
Zone (Manhattan,
 south of 59 st.)      75%        75%       80%          80%

Zone (LATA 131,
 outside Zone 1)       70%        75%       75%          80%

Zone 3 (Outside
 Zones 1 and 2)        70%        70%       70%          75%


** Excludes Residence customers in single and two-family homes until 6/1/98. By March 31, 1998, BA and FOCAL will develop service performance criteria applicable to Residence customers in single and two-family homes based on experience of the Parties in providing these Residence services to all CLEC's in New York, which will become effective on 6/1/98. Note: Liquidated damages do not commence until FOCAL has 250 unbundled Links in service in New York.

Schedule 27.4.1  FOCAL Service Quality Criteria for Liquidated Damages

1    New Unbundled Link (SVGALS) Orders

     1.0 ANI to FOCAL number, verification successful from DEMARC by BA field technician.

     1.1 All order information submitted by FOCAL is valid (e.g. street address, end user LCON, floor/unit number, cable pair assignment)

     1.2  Customer (end user) available at appointed date.

     1.3  Orders completed as submitted without cancellation after FOC

2    Hot Cut Unbundled Link (SVGALS) Orders

     2.0 Verifiable FOCAL dial tone at POT bay testable by BA through appropriate tie cable pair as provided by FOCAL on the service request.

     2.1  Accurate account and end user information submitted on service request

     2.3 Accurate SVGAL tie cable and pair assignment provided by FOCAL on service request

     2.4  Orders completed as submitted without cancellation after FOC

EXHIBIT A

                       NETWORK ELEMENT BONA FIDE REQUEST

     1. Each Party shall promptly consider and analyze access to a new unbundled Network Element with the submission of a Network Element Bona Fide Request hereunder. The Network Element Bona Fide Request process set forth herein does not apply to those services requested pursuant to Report & Order and Notice of Proposed Rulemaking 91-141 (ref. Oct. 19, 1992) 259 and n.603 or subsequent orders.

     2. A Network Element Bona Fide Request shall be submitted in writing and shall include a technical description of each requested Network Element.

     3. The requesting Party may cancel a Network Element Bona Fide Request at any time, but shall pay the other Party's reasonable and demonstrable costs of processing and/or implementing the Network Element Bona Fide Request up to the date of cancellation.

     4. Within ten (10) business days of its receipt, the receiving Party shall acknowledge receipt of the Network Element Bona Fide Request.

     5. Except under extraordinary circumstances, within thirty (30) days of its receipt of a Network Element Bona Fide Request, the receiving Party shall provide to the requesting Party a preliminary analysis of such Network Element Bona Fide Request. The preliminary analysis shall confirm that the receiving Party will offer access to the Network Element or will provide a detailed explanation that access to the Network Element is not technically feasible and/or that the request does not qualify as a Network Element that is required to be provided under the Act.

     6. If the receiving Party determines that the Network Element Bona Fide Request is technically feasible and otherwise qualifies under the Act, it shall promptly proceed with developing the Network Element Bona Fide Request upon receipt of written authorization from the requesting Party. When it receives such authorization, the receiving Party shall promptly develop the requested services, determine their availability, calculate the applicable prices and establish installation intervals.

     7. Unless the Parties otherwise agree, the Network Element Requested must be priced in accordance with Section 252(d)( 1) of the Act.

     8. As soon as feasible, but not more than ninety (90) days after its receipt of authorization to proceed with developing the Network Element Bona Fide Request, the receiving Party shall provide to the requesting Party a Network Element Bona Fide Request quote which will include, at a minimum, a description of each Network Element, the availability, the applicable rates and the installation intervals.

     9. Within thirty (30) days of its receipt of the Network Element Bona Fide Request. quote, the requesting Party must either confirm its order for the Network Element Bona Fide Request pursuant to the Network Element Bona Fide Request quote or seek arbitration by the Commission pursuant to Section 252 of the Act.

     10. If a Party to a Network Element Bona Fide Request believes that the other Party is not requesting, negotiating or processing the Network Element Bona Fide Request in good faith, or disputes a determination, or price or cost quote, or is failing to act in accordance with Section 251 of the Act, such Party may seek mediation or arbitration by the Commission pursuant to Section 252 of the Act.

Schedule 8.2  BA Intervals for Installation

Service Order Standard Intervals
--------------------------------

                             Number of     Standard Interval
                             DS1 Systems   (Business Days)
                             -----------   ---------------

Establishment of
New Trunk Groups             1-10              60
                             over 10          negotiated

Additions to Existing
Trunk Groups                 1 - 4             30
                             over 4           negotiated

SCHEDULE 27.3  LIQUIDATED DAMAGES SCHEDULE

I. Such payments only apply after a minimum of 250 links are installed for FOCAL in New York./1/

II.  Liquidated Damages Schedule:*


---------------------------------------------------------------------
 Links installed for    Monthly Specified     Liquidated Damages (per
 FOCAL in New York     Activity Threshold     performance breach)
---------------------------------------------------------------------
250 - 499                      50                     $ 2,500
---------------------------------------------------------------------
500 - 999                     100                     $ 7,500
---------------------------------------------------------------------
1,000 - 1,999                 150                     $15,000
---------------------------------------------------------------------
2,000 - 2,999                 300                     $30,000
---------------------------------------------------------------------
3,000 - 3,999                 450                     $45,000
---------------------------------------------------------------------
4,000 - 4,999                 650                     $60,000
---------------------------------------------------------------------
over 5,000                    750                     $75,000
---------------------------------------------------------------------



* The minimum number of requested "specified activities" must meet or equal the threshold quantities shown in the table above per activity per month to qualify for the level of damages associates with the number of Unbundled Links in service for FOCAL in New York.


-----------
/1/ Excludes unbundled link installation "misses" resulting from the provision of extended link service so long as installation of the link facilities themselves meet the performance intervals set forth in Schedule 27.0.